Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2010, by and among MR PROPERTY MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), MISSION RESIDENTIAL MANAGEMENT, LLC, a Virginia limited liability company (“Seller”), MR HOLDINGS, LLC, a Virginia limited liability company (“MR Holdings”), for purposes of Article IX only, FORWARD CAPITAL, LLC, a Delaware limited liability company (the “Parent”), and for purposes of Article V only, CHRISTOPHER C. FINLAY, an individual resident of the Commonwealth of Virginia (“Principal”). Buyer, Seller, MR Holdings, Parent and Principal are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”
RECITALS:
     A. Seller is engaged in the business of providing property management and related services (the “Services”) for multi-unit residential real estate properties owned or leased by affiliates of Seller (the “Business”).
     B. Subject to the terms and conditions set forth in this Agreement, Seller desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets, properties and rights of Seller used in, arising out of or otherwise related to the Business, and to assume certain specified liabilities of Seller.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows.
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. For purposes of this Agreement (including the Schedules), the following terms shall have the meanings set forth below:
     “Accounts Receivable” has the meaning set forth in Section 2.04(b).
     “Accounting Methods” means the accounting principles and practices set forth on Exhibit A attached hereto.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Asset Management Agreement” means the Asset Management Agreement to be entered into on the Closing Date by each of the parties named therein in substantially the form attached hereto a Exhibit B.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 4.03(a).
     “Assumed Contracts” means: (i) all Contracts listed on Schedule 2.02(b); (ii) all Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume; and (iii) the Personal Property Leases; provided, however, that Assumed Contracts shall not include Excluded Contracts.
     “Assumed Liabilities” has the meaning set forth in Section 2.04.
     “Audit Inquiry Letter” has the meaning set forth in Section 7.14.
     “Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:
          (a) a court of competent jurisdiction enters a decree or order for relief in an involuntary case under applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of such Person’s property, or ordering the winding up or liquidation of its affairs;
          (b) such Person commences a voluntary case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, or consents to the entry of an order for relief in an involuntary case under any such Law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property, or makes any general assignment for the benefit of creditors, or fails generally to, or admits in writing its inability, to pay debts as they become due; or
          (c) an insolvency case under any applicable bankruptcy, insolvency, or other similar Law now or hereinafter in effect, is commenced against such Person or for the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for such Person or for any substantial part of such Person’s property and such proceeding is not dismissed or stayed within forty-five (45) days of the commencement thereof.
     “Basket” has the meaning set forth in Section 9.06(a).
     “Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plans, programs, policies, agreements or arrangements, etc., that provide compensation or other benefits to any employee of Seller, whether or not subject to ERISA, currently maintained, sponsored or contributed or required to be contributed to by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability or obligation.

     “Bill of Sale” has the meaning set forth in Section 4.03(e).
     “Books and Records” means original or true and complete copies of all of the books, records, files, data and information of Seller (including customer and supplier lists, financial and accounting records, purchase orders and invoices, sales orders, credit and collection records, repair files, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records, lists of and correspondence and miscellaneous records with respect to customers, suppliers, representatives and all other general correspondence) of Seller; provided, however, that the term “Books and Records” shall not include any items of Seller set forth in Section 2.03(f) and Section 2.03(g).
     “Business” has the meaning set forth in the recitals to this Agreement.
     “Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in the Commonwealth of Virginia are authorized or required by Law or other governmental action to close.
     “Buyer” has the meaning set forth in the preamble to this Agreement.
     “Buyer Guaranty” means the Buyer Guaranty to be entered into on the Closing Date by Grubb & Ellis Apartment REIT, Inc., in favor of Seller in substantially the form attached hereto a Exhibit C.
     “Buyer Indemnified Parties” has the meaning set forth in Section 9.02.
     “Buyer Parent” means Grubb & Ellis Apartment REIT, Inc.
     “Buyer Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed by Buyer in connection with the transactions contemplated by this Agreement, including the Asset Management Agreement, Intellectual Property Assignments, the License Agreement, the Consulting and Transition Services Agreement the Lease Assignment and Assumption Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Management Agreement Amendments, the Management Agreement Letter Agreement, the Indemnification/Termination Escrow Agreement, the Buyer Guaranty and the certificates and agreements required to be executed and delivered by Buyer pursuant to Section 4.04.
     “Cap” has the meaning set forth in Section 9.06.
     “Cash Equivalents” means all cash equivalents and cash items of any kind whatsoever, money market instruments, marketable securities, other securities, commercial paper, short term investments or deposits in banks or other financial institution accounts of any kind, and rights in and to all such accounts (other than the Managed Properties Security Deposits).
     “Closing” has the meaning set forth in Section 4.01.
     “Closing Date” has the meaning set forth in Section 4.01.
     “Closing Date Calculations” has the meaning set forth in Section 3.03(b)(ii).

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collection Period” has the meaning set forth in Section 3.04(a).
     “Confidential Information” means any information, including trade secrets, concerning the business of Seller that is not already generally available to the public.
     “Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 8, 2010, by and between FBR Capital Markets & Co. and Grubb & Ellis Apartment REIT, Inc., on behalf of Buyer.
     “Consulting and Transition Services Agreement” means the Consulting and Transition Services Agreement to be entered into on the Closing Date by and between Buyer and Middleburg Capital, LLC, a Virginia limited liability company, in the form attached hereto as Exhibit D.
     “Contracts” means all contracts, agreements, leases of personal property, leases of real property, the Management Agreements, consulting agreements, disposition agreements, notes, bonds, indentures, arrangements, consensual obligations, promises, undertakings, (whether oral and whether express or implied) or license or sub-license agreements (including but not limited software licenses and licenses of Intellectual Property), relationships and commitments and invoices related thereto, in each case, to which Seller or the Business is a party or is otherwise bound and which is legally binding.
     “Damaged Asset” has the meaning set forth in Section 7.13.
     “Debt” means, when used with reference to any Person, without duplication: (a) any monetary obligations of such Person created or assumed by such Person, or any Subsidiary thereof, (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of such Person’s business), (iii) for the payment of money as lessee under leases that are required to be, in accordance with GAAP, recorded as capital leases for financial reporting purposes, (iv) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction or (v) under interest rate or currency swap transactions (valued at the termination value thereof); (b) any liability of others described in the preceding clause (a) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge the security therefor; (c) all liabilities or obligations secured by a Lien (other than Permitted Liens) upon property owned by such Person and/or upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation.
     “Deposit Escrow Agreement” has the meaning set forth in Section 3.05.
     “Determination Materials” has the meaning set forth in Section 3.03(c).

     “Effective Time” means 12:01 a.m. (New York City time) on the Closing Date.
     “Employee Plans” has the meaning set forth in Section 5.19(a).
     “Employees” means all individuals who are employed by Seller as of the Effective Time, whether actively employed, on approved leave of absence or layoff or on salary continuation, sickness or accident or disability leave.
     “Environmental Laws” means all laws concerning public or workplace health and safety or pollution or protection of the environment, flora, fauna or natural resources, including but not limited to, the Comprehensive Environmental Response, Compensation & Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means each entity that is a member of a controlled group or affiliated service group of which Seller is a member or that is treated as a single employer with Seller under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.
     “Escrow Agent” means Wells Fargo Bank, N.A.
     “Escrow Deposit” has the meaning set forth in Section 3.05.
     “Excluded Assets” has the meaning set forth in Section 2.03.
     “Excluded Contracts” has the meaning set forth in Section 2.03(m).
     “Expense Threshold” has the meaning set forth in Section 7.05(b).
     “FBR Fees” has the meaning set forth in Section 4.04(d).
     “Final Resolution Date” has the meaning set forth in Section 3.03(b)(iii).
     “Financial Statements” means, collectively, (a) the unaudited balance sheet of Seller as of December 31, 2009, together with the related unaudited statements of income, retained earnings, and cash flows of Seller for the 12-month period ended December 31, 2009 (including the notes thereto and any other information included therein), and (b) the July 2010 Financial Statements, each of which described in clauses (a) and (b) above, in each case, attached hereto as Schedule 1.01.
     “GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

     “Governing Documents” means the charter, certificate or articles of incorporation, certificate or articles of organization, bylaws, operating agreement or other governing instruments of an entity.
     “Governmental Authority” means any domestic, federal, territorial, state or local governmental authority, or any instrumentality, court, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.
     “Guaranty” means the Guaranty Agreement to be entered into on the Closing Date by MR Holdings and Mission Residential Holdings, LLC, jointly and severally, in favor of Buyer, in the form attached hereto as Exhibit E.
     “Hazardous Substances” means any (a) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) as defined in, the subject of, or that could give rise to liability under, any Environmental Law, (b) oil, petroleum, petroleum fraction, petroleum additive (including methyl tertiary butyl ether) or petroleum derived substance, (c) flammable substances or explosives, (d) radioactive materials, (e) asbestos or asbestos-containing materials, (f) urea formaldehyde foam insulation, (g) polychlorinated biphenyls, and (h) lead-based paint, including, in each case, any mixture or solution thereof.
     “Holdback Amount” means the Indemnity Holdback Amount plus the Termination Holdback Amount.
     “Hunton Legal Fees” has the meaning set forth in Section 4.04(b).
     “Indebtedness Payoff Amount” has the meaning set forth in Section 2.01(b).
     “Indemnification/Termination Escrow Agreement” has the meaning set in Section 3.02(a).
     “Indemnified Party” has the meaning set forth in Section 9.04(a).
     “Indemnifying Party” has the meaning set forth in Section 9.04(a).
     “Indemnity Holdback Amount” means One Hundred Thousand Dollars ($100,000.00).
     “Independent Accounting Firm” shall have the meaning set forth in Section 3.03(b)(v).
     “Insurance Policy” has the meaning set forth in Section 5.17.

     “IRS” means Internal Revenue Service.
     “Intellectual Property” means all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names, including but not limited to the phrase “Mission Residential,” and any registrations, applications and renewals for any of the foregoing, and all other intellectual property rights in inventions, trade secrets, manufacturing processes, know how, confidential and proprietary information, ideas, developments, drawings, specifications, bills of material, supplier lists, marketing information, sales and promotional information, business plans, computer software, test reports, component lists, manuals, instructions, catalogs, processes, designs, and registrations and applications for registration therefor, model numbers, telephone numbers, web addresses, web sites, electronic records of drawings and tooling and other electronic engineering tools, and all other proprietary rights, in each case, owned or licensed by Seller and/or used in the Business, together with all claims, damages and rights for past, present and future infringement, misappropriation, unauthorized use or disclosure, or other violation thereof, and all copies and tangible embodiments thereof (in whatever form or medium, including electronic), including all patent infringement, validity, patentability, and other legal opinions or investigations, all file histories, prior art and prior art searches, all attorney work product, all patent, trademark, and copyright files and file wrappers, and all other legal files and materials.
     “Intellectual Property Assignments” means the intellectual property assignments dated as of the Closing Date and entered into by Buyer and MR Holdings in the form attached hereto as Exhibit F.
     “Jenner Legal Fees” has the meaning set forth in Section 4.04(c).
     “July 2010 Financial Statements” means the unaudited balance sheet of Seller as of July 31, 2010 and the related unaudited statement of income of Seller for the seventh (7) month period then ended.
     “Knowledge of Seller” means the actual knowledge of any one or more of Christopher C. Finlay, Corey Gibson or Jeff Goldshine, and such knowledge that any such Person should have had following a reasonable investigation in the course of such Person’s duties on behalf of Seller.
     “Law” means any law, statute, code, ordinance, rule, regulation, decision, injunction, ruling, verdict, judgment, order, award, decree or other requirement enacted, adopted, issued or promulgated by any Governmental Authority, including common law.
     “Lease Assignment and Assumption Agreement” means the Lease Assignment and Assumption Agreement to be entered into on the Closing Date by Buyer, White Granite Drive, LLC, as landlord, and Mission Residential, LLC, in the form attached hereto as Exhibit G.
     “Lender Consents” has the meaning set forth in Section 8.01(b).
     “License Agreement” means that certain License Agreement to be entered into on the Closing Date by MR Holdings and Seller, in the form set forth in Exhibit H attached hereto.

     “Liens” means any lien, mortgage, security interest, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, easement, covenant, encroachment, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), in each case, designed to secure the repayment of indebtedness, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.
     “Losses” means, collectively, all liabilities, obligations, damages (including, to the extent permitted by Section 9.08, incidental and consequential damages), deficiencies, losses, claims, actions, suits, proceedings, judgments, interest, fines, demands, awards, assessments, out-of-pocket costs, Taxes, payments, penalties and expenses (including reasonable attorneys’ fees and, to the extent permitted by Section 9.08, any diminution in value).
     “Managed Properties” means all multi-unit residential properties with respect to which Seller provides property management services pursuant to the Management Agreements.
     “Managed Properties Security Deposits” means all tenant security deposits held or controlled by Seller in connection with the units at the Managed Properties.
     “Management Agreements” has the meaning set forth in Section 5.15(a)(xix).
     “Management Agreement Amendments” means the Amendments to the Management Agreements, in each case, in the form attached hereto as Exhibit I, to be entered into on the Closing Date by and between the lessee of each Managed Property and Buyer.
     “Management Agreement Letter Agreement” means the Letter Agreement in the form attached hereto as Exhibit J, to be entered into on the Closing Date by and between Buyer, Seller and Mission Residential Holdings, LLC.
     “Material Adverse Effect” means any state of facts, event, change or effect that has had, has, or could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations, financial condition of Seller or condition of the Purchased Assets, in each case, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby; provided that the term “Material Adverse Effect” shall not include any facts, event, change or effect arising from (a) changes in the United States or foreign economies, interest rates, capital markets in general or the geographic market in which Seller operates, or changes in Seller’s industry other than effects of any changes which adversely affect Seller to a materially greater extent than its competitors in the applicable industries in which Seller competes, (b) changes in any Law or other requirement of any Governmental Authority other than effects of any changes which adversely affects Seller to a materially greater extent than its competitors in the applicable industries in which Seller competes, (c) any national or international political or social event or occurrence (including military conflicts and acts of terrorism), (d) general public awareness of the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby (including any changes in relationships between Seller and any of its customers or suppliers arising therefrom), (e) any action taken or caused by Buyer, (f) any action taken by Seller with the consent of Buyer, (g) the failure of Seller to meet any internal projections or forecasts, (h) changes or events that exist or have occurred as of the date of this Agreement and have been reflected in this in this Agreement or the Schedules or (i) the initiation by any Person other than Seller of proceedings under Chapter 11 of the United States Bankruptcy Code.
     “Material Contracts” has the meaning set forth in Section 5.15(a).
     “MR Holdings” has the meaning set forth in the preamble to this Agreement.
     “Mutual Release” means that certain release to be entered into between Mission Residential, LLC and Triple Net Properties, LLC in the form of Exhibit K attached hereto.
     “Notice of Claim” has the meaning set forth in Section 9.04(a).
     “Oakton Office Lease” means that certain office lease, dated as of the 31st day of May 2007, by and between 10467 White Granite Drive, LLC, as landlord, and Mission Residential, LLC, as tenant.
     “Objection Notice” has the meaning set forth in Section 3.03(b)(iii).
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of Seller in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).
     “Outside Date” means the date that is ninety (90) days from the execution of this Agreement.
     “Parent” has the meaning set forth in the preamble to this Agreement.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Permits” means all permits, licenses, franchises, privileges, immunities, approvals, qualifications, registrations, certificates and other authorizations and similar rights granted by or obtained from any Governmental Authority.
     “Permitted Liens” means all Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable.
     “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization.
     “Personal Property Leases” has the meaning set forth in Section 2.02(h).
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of the Straddle Tax Period beginning after the Closing Date and ending at the end of the Straddle Tax Period.
     “Post-Closing Taxes” means all Taxes of Seller with respect to any Post-Closing Tax Period.

     “Pre-Closing Tax Period” means the Tax period ending on or before the Closing Date, and the portion of the Straddle Tax Period beginning before the Closing Date and ending on the Closing Date.
     “Pre-Closing Taxes” means all Taxes of Seller with respect to any Pre-Closing Tax Period.
     “Prime Rate” shall mean the prime rate as reported from time to time in The Wall Street Journal.
     “Principal” has the meaning set forth in the preamble to this Agreement.
     “Purchase Price” means an amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00) less any Reduction for Disposed Properties, and subject to adjustment as set forth in Section 3.03.
     “Purchase Price Allocation” has the meaning set forth in Section 3.06.
     “Purchased Assets” has the meaning set forth in Section 2.02.
     “Recoverable Proceeds” has the meaning set forth in Section 9.07.
     “Reduction for Disposed Properties” means, with respect to any sale or agreement to sell any of the properties listed on Exhibit 1.01 occurring or entered into prior to the Closing Date to any purchaser other than Grubb Ellis Apartment REIT Holdings, L.P. or one of its Affiliates, the sum of the amounts listed under the column “Applicable Termination Fee” on Exhibit 1.01, which relate to such properties.
     “Registrations” has the meaning set forth in Section 5.08.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, releasing, migrating or disposing into the environment of any Hazardous Substance in violation of any Environmental Law.
     “Representation Letter” has the meaning set forth in Section 7.14.
     “Restricted Period” has the meaning set forth in Section 7.10(a).
     “Retained A/R” has the meaning set forth in Section 3.04(a).
     “Retained Liabilities” has the meaning set forth in Section 2.05.
     “Schedules” has the meaning set forth in the introductory paragraph to Article V.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Filings” has the meaning set forth in Section 7.14.
     “Seller” has the meaning set forth in the preamble to this Agreement.

     “Seller Indemnified Parties” has the meaning set forth in Section 9.03.
     “Seller Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed by Seller, MR Holdings, Parent or Principal, or any of their Affiliates, in connection with this Agreement, including the Holdback Escrow Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Lease Assignment and Assumption Agreement, the Intellectual Property Assignments, the License Agreement, the Guarantee, the Consulting and Transition Services Agreement, the Asset Management Agreement, the Management Agreement Amendments, the Management Agreement Letter Agreement, the Subcontract Agreement and the certificates and agreements required to be executed and delivered by Seller, MR Holdings, Parent or Principal pursuant to Section 4.03.
     “Services” has the meaning set forth in the recitals to this Agreement.
     “Straddle Tax Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.
     “Subsidiary” means any Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (b) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
     “Subcontract Agreement” has the meaning set forth in Section 4.03(g).
     “Tangible Personal Property” shall mean all machinery and other equipment, tools, vehicles, trailers, trucks, furniture, office equipment, computers, computer hardware and peripherals, plant, inventory, and all other tangible personal property owned by Seller that is used or held for use in the Business.
     “Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments or governmental charges (including net income, gross income, payroll, ad valorem, excise, franchise, occupancy, real property, personal property, sales, use and value-added taxes, taxes withheld from employees’ salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto.
     “Tax Returns” means all returns, declarations, reports, claims for refunds, information returns and other statements or documents relating to Taxes, including any elections, declarations, informational returns, schedules or attachments thereto and any amendments thereof.
     “Termination Fees” has the meaning set forth in Section 3.02(a).
     “Termination Holdback Amount” means Six Hundred Fifty Thousand Dollars ($650,000.00).
     “Third Party” has the meaning set forth in Section 9.04(c).

     “Third Party Claim” has the meaning set forth in Section 9.04(c).
     “Threshold” has the meaning set forth in Section 9.06(a).
     “Transaction Documents” means, collectively, the Buyer Transaction Documents and Seller Transaction Documents.
     “Transfer Taxes” means all transfer, sales, use, reporting, recording, filing, conveyance and other similar fees, taxes and charges arising out of or in connection with the transfer of the Purchased Assets effected pursuant to this Agreement.
ARTICLE II
PURCHASE AND SALE
     Section 2.01 Certain Actions Taken Prior to Closing.
          (a) At or prior to the Closing, Seller shall have released, removed or cancelled all of the Liens, if any, set forth on Schedule 2.01(a), which sets forth all Liens on any Purchased Assets of Seller (other than Permitted Liens) (the “Liens to be Released Prior to Closing”).
          (b) Not less than two (2) but not more than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer Schedule 2.01(b), which shall set forth each holder of Debt as of the Closing Date and the aggregate amount of cash required to pay and discharge in full on the Closing Date all such Debt, including accrued and unpaid interest, prepayment penalties or fees, and other unpaid fees and expenses payable in respect of such Debt through the Closing Date and excluding the Hunton Legal Fees, the Jenner Legal Fees and FBR Fees (collectively, the “Indebtedness Payoff Amount”) and wire transfer instructions and a mailing address for each such holder.
          (c) On the date that is three (3) days from the date hereof, the Seller and Buyer shall cause their respective Affiliates to execute and deliver a counterpart to the Mutual Release.
     Section 2.02 Purchase and Sale. Upon the terms and subject to all of the conditions of this Agreement, at the Closing, Seller shall, or cause the appropriate Person to, sell, transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer shall acquire and purchase, free and clear of all Liens (other than Permitted Liens), all of the right, title and interest in, all tangible and intangible assets owned, leased or licensed by Seller or used or held for use by Seller in the Business, but excluding the Excluded Assets (such assets being conveyed being collectively referred to herein as the “Purchased Assets”) and excluding the Retained Liabilities. Without limiting the generality of the foregoing, the Purchased Assets shall include:
          (a) the Tangible Personal Property;
          (b) the Assumed Contracts;

          (c) the Intellectual Property owned by Seller or an Affiliate and used in the Business, including the Intellectual Property listed on Schedule 2.02(c);
          (d) the Books and Records;
          (e) all equipment warranties relating to items included in the Tangible Personal Property to the extent contractually assignable by Seller;
          (f) all toll free telephone numbers used or held for use in the operation of the Business;
          (g) all such other assets and rights set forth on Schedule 2.02(g) hereof;
          (h) all rights in, to and under the personal property leases, including all amendments and modifications thereto, listed on Schedule 2.02(h) (the “Personal Property Leases”), if any;
          (i) the performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges listed on Schedule 2.02(i) and any custodial rights to the Security Deposits;
          (j) all rights in, to and under the claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof listed on Schedule 2.02(j);
          (k) subject to Section 3.03, all prepaid expenses, deposits (including security deposits), ad valorem Taxes and lease and rental payments relating to the Business existing at the Effective Time;
          (l) all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, as and to the extent used in the Business and, to the extent assignable, all licenses and rights in relation thereto; and
          (m) all goodwill of or relating to the Business.
     Notwithstanding the foregoing, if the provisions of any of the Assumed Contracts would prohibit any attempted assignment of any interest thereunder or impose a charge, discount or penalty upon an assignment without the consent of the other party to such Assumed Contract, even though such assignment would not become effective until such consent was obtained, then nothing in this Agreement shall be deemed an assignment of any such Assumed Contract and the interest shall not be an “Assumed Contract” hereunder unless and until any such consent is obtained.
     Section 2.03 Excluded Assets. The Purchased Assets shall not include the assets described in this Section 2.03 (the “Excluded Assets”). The Excluded Assets shall include:
          (a) cash and Cash Equivalents of Seller;

          (b) all accounts, notes and other receivables relating to services provided by Seller prior to the Effective Time (the “Accounts Receivable”);
          (c) all bank accounts of Seller;
          (d) all obligations or debt, including any intercompany or intracompany receivable cash balances or Debt between or among Seller and any of its Affiliates or between or among any of their Affiliates;
          (e) all seals, organizational documents, meeting record books or other records related to the organization of Seller;
          (f) all membership interests, shares of capital stock, promissory notes, partnership interests and all other equity interests and securities of, and related documentation held by or in Seller;
          (g) Seller’s corporate or limited liability company records and other books and records that relate to internal corporate or limited liability company matters of Seller and do not relate to the Business, Taxes, employee benefits or any Employee who does not accept Buyer’s offer of employment pursuant to Section 7.11. Seller’s account books of original entry with respect to the Business and all original accounts, checks, payment records, Tax Returns and records and other similar books, records and information of Seller relating to the Business and Purchased Assets prior to the Effective Time, and duplicate copies of any records as are reasonably necessary to enable Seller to prepare and file Tax Returns and reports, financial statements and other documents reasonably necessary by Seller;
          (h) all notes, bonds and other evidences of Debt from, or other advances, intercompany accounts, transfers and investments made to or in, Seller;
          (i) Seller’s Benefit Plans and any related trust agreements, investment management agreements, administrative agreements or contracts of insurance;
          (j) all insurance policies and any premium refunds to the extent Buyer terminates such insurance at the Effective Time;
          (k) subject to Section 3.03, all deposits and advances, rebates and credits related to any Retained Liability;
          (l) (i) all claims, choses-in-action, rights in action, rights to tender claims or demands to Seller insurance companies, rights to any insurance proceeds (and other similar claims), and all claims against officers, directors, managers, stockholders and members of Seller for their actions as such, (ii) any and all Contracts or policies of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit or other similar items and any cash surrender value with respect thereto, and all rights under any of the foregoing, including any insurance proceeds receivables and (iii) any and all claims of Seller with respect to transactions and events occurring prior to the Closing Date and all claims for refunds of monies paid to any Governmental Authority (including Tax refunds);

          (m) all Contracts other than the Assumed Contracts, including any and all employment agreements of Seller (collectively, the “Excluded Contracts”);
          (n) all Tangible Personal Property disposed of or consumed in the Ordinary Course of Business of Seller, between the date of this Agreement and the Closing Date, in compliance with the terms and conditions of this Agreement;
          (o) all of Seller’s rights under any Transaction Documents, including this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or Seller, MR Holdings, Parent or Principal in connection with this transaction; and
          (p) the assets listed on Schedule 2.03(p).
          Section 2.04 Assumption of Liabilities. At the Closing, Buyer shall assume and agree to duly and timely pay, discharge, defend and perform as and when due, only the following obligations and liabilities of Seller (the “Assumed Liabilities”):
          (a) any and all obligations and liabilities of Seller under the Assumed Contracts to the extent that such obligations and liabilities arise or accrue after the Effective Time;
          (b) all obligations and liabilities of Seller for accrued vacation of Employees who accept Buyer’s offer of employment pursuant to Section 7.11;
          (c) the Hunton Legal Fees;
          (d) the Jenner Legal Fees;
          (e) the FBR Fees; and
          (f) all other obligations and liabilities relating to the Business or the Purchased Assets that are incurred following the Effective Time.
     Section 2.05 Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any contingencies, liabilities or obligations of Seller or its Affiliates of any kind whatsoever, whether previously, nor or hereafter existing, due or to become due, known or unknown, absolute, accrued or contingent, or otherwise (the “Retained Liabilities”), including:
          (a) any liability attributable to the Excluded Assets;
          (b) any liability or obligation under or with respect to any Assumed Contract, to the extent such liabilities or obligations arise during or have accrued in connection with any period of time prior to the Effective Time or any liability for payments or amounts due under any Assumed Contract, which are payable for any period prior to the Effective Time;
          (c) any Pre-Closing Taxes;

          (d) all obligations relating to any failure to comply with any applicable bulk sales or bulk transfer laws applicable to the transactions contemplated by this Agreement;
          (e) any liability for or with respect to accounts payable and Debt, inclusive of interest and fees, including (i) any such liabilities owed to Affiliates of Seller, and (ii) any liabilities arising from unclaimed or abandoned property arising from the operation of the Business prior to the Effective Time;
          (f) any liability arising from accidents, occurrences, misconduct, negligence, or breach of fiduciary duty immediately prior to the Effective Time, whether or not covered by workers’ compensation or other forms of insurance;
          (g) any liability arising out of any employment agreement or of Seller’s Benefit Plans or any Contract of insurance for employee group medical, dental or life insurance plans;
          (h) other than as set forth in Section 2.04(b), any liability for making payments of any kind to employees (including bonuses, severance payments and any payments owed or paid to any employees as a result of this transaction, the termination of an employee by Seller, or other claims arising out of the terms of employment with Seller) or with respect to payroll Taxes;
          (i) any liability incurred in connection with Seller’s making or performance of this Agreement and the transaction contemplated hereby;
          (j) any costs or expenses incurred in connection with shutting down, uninstalling and removing equipment not included in the Purchased Assets and any costs or expenses associated with any Contracts that are not Assumed Contracts;
          (k) any liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Buyer, and the consummation of the transaction contemplated hereby, including all broker, counsel and accounting fees (other than the Jenner Legal Fees);
          (l) any liability to any members, directors or officers of Seller;
          (m) any liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission of Seller on or prior to the Effective Time, including any liability for (i) infringement or misappropriation of any intellectual property rights or any other rights of any Person (including any right of privacy or publicity); (ii) defamation, libel or slander; (iii) violations of any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including Environmental Laws or (iv) litigation identified on Schedule 5.09;

          (n) any liability arising out of (i) the presence or release of any materials of environmental concern at the real property leased pursuant to the Oakton Office Lease immediately prior to the Effective Time, or (ii) the failure of Seller to comply with any requirements of Environmental Laws for any period prior to the Effective Time;
          (o) any liability relating to any intercompany balances between the Business and Seller or its members; and
          (p) any liability arising out of the operation of the Business prior to the Effective Time, except to the extent such liability is included in the Assumed Liabilities.
ARTICLE III
PURCHASE PRICE
     Section 3.01 Purchase Price.
          (a) Subject to the terms and conditions set forth in this Agreement, in reliance upon the covenants, agreements, representations and warranties contained herein, and in consideration of the aforesaid sale, transfer, conveyance and delivery of the Purchased Assets to Buyer, at the Closing, Buyer shall assume the Assumed Liabilities from Seller and shall pay to Seller by wire transfer of immediately available funds to an account specified in writing by Seller an amount equal to the Purchase Price less the Holdback Amount, the Escrow Deposit, and the Indebtedness Payoff Amount.
          (b) On behalf of Seller, at the Closing, Buyer shall pay or cause to be paid to each holder of Debt identified on Schedule 2.01(b), by wire transfer of immediately available funds to the accounts designated on Schedule 2.01(b), the portion of the Indebtedness Payment Amount set forth beside such Person’s name on Schedule 2.01(b).
     Section 3.02 Holdback Escrow.
          (a) At the Closing, Buyer shall deposit the Holdback Amount with the Escrow Agent. The Indemnity Holdback Amount shall be used to support the adjustments under Section 3.03 and the indemnification obligations under Section 9.02. The Termination Holdback Amount shall be used to support the obligations of the lessees under Section 13 of the Management Agreements, and MR Holdings or Mission Residential Holdings, LLC under the Guarantee to pay Buyer certain termination fees in the event of a termination of the Management Agreements under certain circumstances specified therein (the “Termination Fees”). At the Closing, Buyer, Seller and Escrow Agent shall execute an escrow agreement in substantially the form attached hereto as Exhibit 3.02(a) (the “Indemnification/Termination Escrow Agreement”) to acknowledge the Escrow Agent’s receipt of the Holdback Amount and its agreement to hold and disburse the Holdback Amount strictly in accordance with the terms and provisions of the Indemnification/Termination Escrow Agreement.
          (b) On or prior to the second anniversary of the Closing Date, Buyer shall cause Escrow Agent to deliver to Seller by wire transfer of immediately available funds to the account designated in writing by Seller, the remaining amounts constituting the Indemnity Holdback Amount (together with any interest earned thereon) less (i) any adjustments payable to Buyer under Section 3.03 and (ii) the amount of all pending claims properly made by Buyer Indemnified Parties pursuant to Section 9.02, and Section 9.04(b) and the Indemnification/Termination Escrow Agreement.
          (c) On or prior to the second anniversary of the Closing Date, Buyer shall cause Escrow Agent to deliver to Seller by wire transfer of immediately available funds to the account designated in writing by Seller, the remaining amounts constituting the Termination Holdback Amount less any Termination Fees due Buyer, which have not been paid by the applicable lessee of a Managed Property or by MR Holdings or Mission Residential Holdings, LLC pursuant to the Guarantee.
     Section 3.03 Prorations.
          (a) General Rule. The Seller and Buyer agree to prorate the obligations and liabilities of the Business, as set forth below. The operation of the Business and the income and normal operating expenses attributable to periods prior to the Effective Time shall be for the account of Seller and thereafter for the account of Buyer and, if any income or expense can be allocated or credited as provided above, then it shall be allocated, charged or prorated accordingly. Such prorations shall include (i) income and expenses for goods or services received both before and after the Effective Time, (ii) any real estate or property Taxes, (iii) rents and similar prepaid and deferred items, and (iv) prepaid cash (including prepaid rent and excluding prepaid deposits). All special assessments and similar charges or Liens imposed against any of the Purchased Assets in respect of any period of time immediately prior to the Effective Time, whether payable in installments or otherwise, shall be the responsibility of Seller and amounts payable with respect to such special assessments, charges or Liens in respect of any period of time after the Effective Time shall be the responsibility of Buyer and such charges shall be adjusted as required hereunder.
          (b) Manner of Determining Adjustments; Adjustment Reports. The adjustments and prorations pursuant to Section 3.03(a) will be determined in accordance with the following procedures:
          (i) Seller shall prepare and deliver to Buyer not later than three (3) Business Days before the Closing Date a preliminary settlement statement, which shall set forth Seller’s good faith estimate of the adjustments to the Purchase Price under Section 3.03(a), which good faith estimate shall be made in accordance with GAAP. The preliminary settlement statement shall contain all information reasonably necessary to determine the prorations under Section 3.03(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer.
          (ii) Within forty-five (45) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth a calculation of the adjustments to the Purchase Price under Section 3.03(a) (the “Closing Date Calculations”), which calculations shall be prepared in accordance with GAAP.

          (iii) Except as set forth below, the Closing Date Calculations shall be deemed to be and shall be final, binding and conclusive on Seller and Buyer upon the earlier of (the “Final Resolution Date”): (A) Seller’s delivery of a written notice to Buyer of its approval of the Closing Date Calculations; (B) the failure of Seller to notify in writing in accordance with Section 3.03(b)(iv) of a dispute with the Closing Date Calculations (an “Objection Notice”) within thirty (30) days after Buyer’s delivery of the Closing Date Calculations to Seller; and (C) the resolution of all disputes, pursuant either to Section 3.03(b)(v) or to Section 3.03(c), by the Independent Accounting Firm.
          (iv) Buyer shall comply with Seller’s requests to review supporting documentation that is reasonably necessary for the preparation of the Closing Date Calculations, including providing Seller and its accountants and other representatives with reasonable access during normal business hours to the books, records and materials reasonably necessary to prepare the Closing Date Calculations. If Seller disagrees with the Closing Date Calculations, Seller may, within thirty (30) days of the delivery by Buyer of the Closing Date Calculations, deliver an Objection Notice setting forth Seller’s calculation of the adjustments to the Purchase Price under Section 3.03(a). Any such Objection Notice shall specify those individual items in the Closing Date Calculations with which Seller disagrees and the items, facts, amounts, calculations, or valuations used to determine such items. Seller shall be deemed to have agreed with all items or amounts contained in the Closing Date Calculations and all calculations, items, facts, amounts or valuations used in determining any line item of the Closing Date Calculations unless, and only to the extent, such items, facts, amounts, calculations or valuations are specifically and timely objected to in an Objection Notice. If Seller does not deliver an Objection Notice within such fifteen (15) day period, the Closing Date Calculations determined by Buyer shall be binding and conclusive on Seller and Buyer.
          (v) If Seller timely delivers an Objection Notice to Buyer in accordance with Section 3.03(b)(iv), Buyer and Seller shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Seller and Buyer. If Buyer and Seller are unable to reach a resolution within ten (10) days after the delivery of the Objection Notice, Buyer and Seller shall submit their respective determinations and calculations and the items remaining in dispute for resolution to BDO USA LLP (the “Independent Accounting Firm”). While Buyer and Seller represents that they are not aware of any conflicts as of the date hereof that could negatively impact the Independent Accounting Firm’s ability to serve in such capacity or to allow for the possibility of such a conflict of interest or a refusal by the designated firm to serve as the Independent Accounting Firm, if the designated accounting firm is not eligible or will not serve as the Independent Accounting Firm, Seller and Buyer shall mutually agree to another independent accounting firm of national reputation and the selected firm shall be the Independent Accounting Firm.
          (c) Seller and Buyer shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable, but in any event within thirty (30) days after the dispute is first submitted to the Independent Accounting Firm. Seller and Buyer shall each submit within ten (10) days of the engagement of the

Independent Accounting Firm its calculation of the unresolved disputed items in the Objection Notice, together with such work papers, calculations and other materials that such Party has determined supports such Party’s calculation (the “Determination Materials”). The Independent Accounting Firm shall base its determination of the disputed amounts solely on the Determination Materials. The Independent Accounting Firm shall only consider those items and amounts in the Closing Date Calculations to which Seller has timely objected pursuant to Section 3.03(b)(iv) and which Buyer and Seller have been unable to resolve. The Independent Accounting Firm shall not assign a value to any disputed item greater than the greatest value or less than the smallest value for such item assigned to it by Buyer or Seller, as the case may be. The resolution of the dispute by the Independent Accounting Firm shall be final, binding and non-appealable on and by Seller and Buyer. If the Independent Accounting Firm resolves all disputes presented to it entirely in the manner proposed by Seller or Buyer, as the case may be, the fees and expenses of the Independent Accounting Firm relating to the resolution of such dispute shall be paid by the other Party. In all other events, the fees and expenses of the Independent Accounting Firm shall be shared based on the difference between Seller’s position, on the one hand, and Buyer’s position, on the other hand, initially presented to the Independent Accounting Firm (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Accounting Firm in proportion to the total difference between Seller’s and Buyer’s initial positions.
          (i) Within three (3) Business Days after the final determination of the Closing Date Calculations pursuant to Section 3.03(b) or Section 3.03(c), as the case may be, either Buyer or Seller shall pay any amounts required by this Section 3.03 in immediately available funds to an account designated in writing by party due the payment, which, in the case of amounts due Buyer, be satisfied, at Buyer’s discretion, by directing the Escrow Agent to release the appropriate portion of the Indemnity Holdback Amounts.
          (d) Payments pursuant to Section 3.03(c) shall be deemed adjustments to the Purchase Price. The payments to be made pursuant to Section 3.03(c) shall be made, with interest thereon at the Prime Rate on such amounts from the Closing Date to the date of payment, in immediately available funds to the account designated in writing by Buyer or Seller, as applicable.
     Section 3.04 Accounts Receivable.
          (a) At the Effective Time, Seller shall designate Buyer as its agent solely for the purpose of collecting the Accounts Receivable, which relates to services provided prior to the Effective Time (the “Retained A/R”). Seller shall deliver to Buyer, on or immediately after the Effective Time, a complete and detailed statement of the Retained A/R. Buyer shall use commercially reasonable efforts in the Ordinary Course of Business to collect the Retained A/R during the period (the “Collection Period”) beginning at the Effective Time and ending on the one hundred twentieth (120th) day following the Effective Time consistent with Buyer’s practices for collection of its accounts receivable. Buyer shall not refer any of the Retained A/R to a collection agency or to an attorney for collection without Seller’s written consent. Except as otherwise provided herein, Buyer shall incur no liability to Seller for any collected or uncollected Retained A/R. During the Collection Period, and provided Buyer is complying with its obligations hereunder, neither Seller nor any of its agents, without the consent of Buyer, shall make any direct solicitation of any customers owing the Accounts Receivable for collection purposes.
          (b) Buyer will advise Seller of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any such Retained A/R, and will not compromise or otherwise agree to a reduction in the face amount of any such Retained A/R without the prior written consent of Seller. Buyer shall not take any action (nor shall it omit to take any action) that could reasonably be expected to adversely impact the payment of any such Retained A/R. Buyer and Seller further agree that (i) they will not attempt to influence any customer to allocate payment to invoices other than in accordance with this Section 3.04; and (ii) there will be no right of setoff as between Buyer and Seller hereunder with respect to payments required to be made by Buyer to Seller under this Section 3.04, except for amounts owed under Section 3.04.
          (c) On or before the twentieth (20th) day following the end of each calendar month in the Collection Period, Buyer shall deposit into an account identified by Sellers the amounts collected during the preceding month of the Collection Period with respect to the Retained A/R in immediately available funds by wire transfer to an account designated by Seller. Buyer shall furnish Seller with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Retained A/R and a schedule of the amount remaining outstanding under each particular account. At any time during the Collection Period, Seller shall be entitled to inspect and/or audit the records maintained by Buyer pursuant to this Section 3.04, upon reasonable advance notice and during normal business hours.
          (d) Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 3.04, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Retained A/R (in accordance with the procedure set forth in the fourth sentence of Section 3.04(c). Following the Collection Period, at Seller’s request, Buyer shall assign to Seller and Seller may pursue collections of all the Retained A/R, and Buyer shall deliver to Sellers all files, records, notes and any other materials relating to the Retained A/R and shall otherwise reasonably cooperate with Sellers for the purpose of collecting any outstanding Retained A/R.
     Section 3.05 Deposits. Buyer shall, within one (1) Business Day of the execution and delivery of this Agreement, pay to (a) Seller a non-refundable fee equal to Three Hundred Thousand Dollars ($300,000.00) and (ii) Escrow Agent an earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Deposit”). The Escrow Deposit shall be held by the Escrow Agent in an interest bearing account. Simultaneously with the execution and delivery of this Agreement by Buyer and Seller and payment of the Escrow Deposit by Buyer to the Escrow Agent, the Escrow Agent shall execute the escrow agreement in substantially the form attached hereto as Exhibit 3.05 (the “Deposit Escrow Agreement”) to acknowledge the Escrow Agent’s receipt of the Escrow Deposit and agreement to hold and disburse the Escrow Deposit strictly in accordance with the terms and provisions of this Agreement and the Deposit Escrow Agreement. The Escrow Deposit (together with any interest thereon) shall be (1) delivered to Seller and applied toward the Purchase Price if the Closing occurs, (2) delivered to and retained by Seller (as its sole and exclusive remedy to liquidated damages) if Seller elects to terminate this Agreement pursuant to Section 8.05(c) due to a failure of a condition precedent set forth in Section 8.01 or Section 8.02 if such failure arises out of a breach by Buyer of any of its representations or warranties hereunder or a failure of Buyer to perform any of its covenants or agreements hereunder, or (3) returned to Buyer if this Agreement is terminated for any reason other than as provided in clause (2) above. Each of the Parties acknowledge and agree that the agreements contained in this Section 3.05 are an integral part of the transactions contemplated by this Agreement and that the payment of the Escrow Deposit to Seller is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate such party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Parties agree that the payment of the Escrow Deposit to Seller in accordance with this Section 3.05 shall be the sole and exclusive remedy available to Seller or its Affiliates with respect to a termination of this Agreement pursuant to Section 8.05(c) due to a failure of a condition precedent set forth in Section 8.01 or Section 8.02 if such failure arises out of a breach by Buyer of any of its representations or warranties hereunder or a failure of Buyer to perform any of its covenants or agreements hereunder, and upon payment of the Escrow Deposit to Seller, Buyer shall have no further liability to the other parties hereunder.
     Section 3.06 Allocation of the Purchase Price. Within thirty (30) days following the completion of the process described in Section 3.03, Buyer shall prepare or cause to be prepared and shall deliver to Seller a draft allocation of the Purchase Price (together with all other capitalizable items) among the assets of Seller prepared in accordance with Section 1060 of the Code and the treasury regulations issued thereunder (and any similar provision of state or local Law, as appropriate) (the “Purchase Price Allocation”). Within thirty (30) days after the receipt of such draft Purchase Price Allocation, Seller will propose to Buyer in writing any objections or proposed changes to such draft Purchase Price Allocation (and in the event that no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Purchase Price Allocation). Buyer and Seller will attempt in good faith to resolve any differences between them with respect to the Purchase Price Allocation, in accordance with requirements of Section 1060 of the Code, within ten (10) days after Buyer’s receipt of a timely written notice of objection or proposed changes from Seller. If Buyer and Seller are unable to resolve such differences within such time period, then Buyer and Seller shall each use a separate Purchase Price Allocation that each reasonably determines satisfies the requirements of Section 1060 of the Code. If Buyer and Seller agree (or are deemed to agree pursuant to provisions of this Section 3.06) to the Purchase Price Allocation, then Buyer and Seller shall report, act, and file in all respects and for all Tax purposes (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such agreed-upon Purchase Price Allocation, shall take no position for Tax purposes inconsistent therewith unless required to do so by applicable Law, and shall reasonably cooperate in the preparation, execution and filing and delivery of all documents, forms and other information as the other Party may reasonably request to assist in the preparation of any filings relating to the allocation of the Purchase Price pursuant to this Section 3.06.

ARTICLE IV
CLOSING; DELIVERIES AT CLOSING
     Section 4.01 Closing Date and Location. The consummation of the transactions contemplated by this Agreement, including the payment of the Purchase Price in accordance with Section 3.01 and the sale of the Purchased Assets to Buyer in accordance with Section 2.02 and assumption of the Assumed Liabilities by Buyer (the “Closing”), will take place at the offices of Hunton & Williams LLP at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219, commencing at 10:00 a.m. (local time) no later than the 5th Business Day after the date on which all of the conditions to Closing set forth in Article VIII have been satisfied or waived, unless Buyer and Seller otherwise agree. The date on which the Closing occurs is referred to as the “Closing Date.” Except as described in Section 4.02 hereof, all transactions contemplated hereby will be deemed to have occurred simultaneously and will become effective at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of the Effective Time.
     Section 4.02 Post-Closing Assignments. Except as may otherwise be agreed by Buyer and Seller, as to the Assumed Contracts for which required third party consents have not been received as of the Closing, on the second Business Day following the receipt of such consent, each of Seller and Buyer shall deliver to the other a duly executed Bill of Sale and Assignment and Assumption Agreement, each in form and substance reasonably satisfactory to Buyer and Seller, with respect to the Assumed Contracts for which consent has been received and which have not previously been transferred to Buyer.
     Section 4.03 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
          (a) a counterparty to the Assignment and Assumption Agreement, in the form attached hereto as Exhibit 4.03(a) (the “Assignment and Assumption Agreement”), duly executed by Seller;
          (b) a counterpart to the Lease Assignment and Assumption Agreement, duly executed by Mission Residential Holdings, LLC;
          (c) a counterpart to the Asset Management Agreement, duly executed by each of the applicable lessees, Seller and Mission Residential Holdings, LLC;
          (d) the Guarantee, duly executed by Mission Residential Holdings, LLC;
          (e) the Bill of Sale in the form attached hereto as Exhibit 4.03(e) (the “Bill of Sale”), duly executed by Buyer, and such other good and sufficient instruments of conveyance, transfer and assignment (in the form and substance reasonably acceptable to Buyer) as shall be necessary to vet in Buyer good and valuable title to the Purchased Assets being sold to Buyer as of the Closing Date, free and clear of all Liens, other than Permitted Liens;

          (f) a counterpart to each Management Agreement Amendment with respect to the Management Agreements being assigned as of the Closing, in each case, duly executed by the owner of the applicable Managed Property;
          (g) a counterpart to the Management Subcontract Agreement (the “Subcontract Agreement”) with respect to the Management Agreements, which are not assigned to Buyer at the Closing in substantially the form attached hereto as Exhibit 4.03(g);
          (h) a certificate of an officer of each of Seller and MR Holdings certifying, as complete and accurate as of the Closing, to (i) the attached copies of the Governing Documents of each of Seller or MR Holdings, as applicable, (ii) resolutions or actions of the board of managers or other governing body of Seller or MR Holdings, as applicable, approving the execution and delivery of this Agreement and the other Seller Transaction Documents to which it is a party and the consummation of the transactions contemplated under this Agreement and such other Seller Transaction Documents and (iii) the incumbency and signatures of the officers or managers, as applicable, of Seller or MR Holdings executing this Agreement and the other Seller Transaction Documents to which it is a party;
          (i) certificates as to the good standing of Seller and MR Holdings, in each case, issued within ten (10) days of the Closing Date, issued by the appropriate Governmental Authorities within each jurisdiction where Seller and MR Holdings is organized;
          (j) copies of all approvals, authorizations, waivers, consents, releases and modifications of agreement of third parties required to be obtained pursuant to Section 8.03(b), in each case, in form and substance satisfactory to Buyer;
          (k) from each holder of Debt listed on Schedule 2.01(b) evidence reasonably satisfactory to Buyer that (i) the Debt has been fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), or otherwise fully discharged and (ii) (A) all Liens with respect thereto have been released and terminated and (B) all related UCC financing statements have been terminated or, in any case described in (A) or (B) above, arrangements reasonably satisfactory to Buyer shall have been made;
          (l) a certificate of the Chief Executive Officer (or other comparable title) of Seller and MR Holdings dated as of the Closing Date, certifying that the conditions set forth in Section 8.01 and 8.03 have been satisfied;
          (m) a non foreign person affidavit that complies with the requirements of Section 1445 of the Code, in a form reasonably satisfactory to Buyer, duly executed by Parent;
          (n) a counterpart to the Consulting and Transition Services Agreement, duly executed by Middleburg Capital, LLC;
          (o) a counterpart to the License Agreement, duly executed by Seller;
          (p) a counterpart to the Intellectual Property Assignments, duly executed by MR Holdings;

          (q) a counterpart to the Indemnification/Termination Escrow Agreement, duly executed by Seller; and
          (r) such other documents and instruments as Buyer shall reasonably request to consummate or evidence the transactions contemplated hereby.
     Section 4.04 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (or on behalf of Seller) the following items:
          (a) the Purchase Price (including the Escrow Deposit), less (x) the Holdback Amount, and (y) the Indebtedness Payoff Amount payable in cash by wire transfer of immediately available funds to the account designated by Seller;
          (b) $747,000.00 payable in cash by wire transfer of immediately available funds to Hunton & Williams LLP in respect of the payment of all outstanding invoices due and payable by Seller and its Affiliates to Hunton & Williams LLP for services rendered prior to the Closing Date (the “Hunton Legal Fees”);
          (c) $50,000.00 payable in cash by wire transfer of immediately available funds to Jenner & Block LLP in respect of the payment of certain outstanding invoices due and payable by Seller to Jenner & Block LLP for services rendered prior to the Closing Date (the “Jenner Legal Fees”);
          (d) the fee payable in cash to FBR Capital Markets & Co. pursuant to that certain letter agreement, dated as of January 29, 2010, between FBR Capital Markets & Co. and Parent, as amended to reflect a minimum fee of $500,000 for all of the transactions referenced therein (the “FBR Fees”), by wire transfer of immediately available funds to an account designated by FBR Capital Markets & Co.;
          (e) the Holdback Amount to the Escrow Agent in accordance with Section 3.05.
          (f) a certificate of the Manager of Buyer certifying, as complete and accurate as of the Closing, to (i) the attached copies of the Governing Documents of Buyer, (ii) the resolutions or actions of the board of managers approving the execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated under this Agreement and the other Buyer Transaction Documents and (iii) the incumbency and signatures of the officers or managers, as applicable, of Buyer executing this Agreement and the other Buyer Transaction Documents;
          (g) a certificate as to the good standing of Buyer issued within ten (10) days of the Closing Date by the appropriate Governmental Authorities within the jurisdiction where Buyer is organized;
          (h) a certificate of the Chief Executive Officer (or other comparable title) of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 8.01 and Section 8.02 have been satisfied;

          (i) a counterpart to each of the Assignment and Assumption Agreement, the Bill of Sale, the Holdback Escrow Agreement, Intellectual Property Assignments, the Consulting and Transition Services Agreement, the Asset Management Agreement, the Lease Assignment and Assumption Agreement, the Guarantee, the Management Agreement Amendments, the Management Agreement Letter Agreement, the Subcontract Agreement, the License Agreement, and the Buyer Guaranty each duly executed by Buyer; and
          (j) such other documents and instruments as Seller shall reasonably request to consummate or evidence the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER,
MR HOLDINGS, AND PRINCIPAL
     Each of Seller and MR Holdings, jointly and severally, and Principal, individually, represent and warrant to Buyer that the statements contained in this Article V are correct and complete as of the date hereof except as otherwise set forth in the schedules attached to this Agreement (the “Schedules”), which Schedules are incorporated by reference herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, Principal’s representations and warranties are an accommodation to Buyer, and the remedies set forth in Article IX shall be the sole and exclusive remedy for a breach of the representations and warranties contained in this Article V. The Schedules shall be arranged in Sections corresponding to the numbered and lettered Sections of this Article V. The disclosures of any Section of the Schedules shall provide information regarding, and qualify only, the corresponding numbered and lettered Section of this Article V, unless and to the extent that (a) cross references to other Sections are set forth in the Schedules or (b) it is reasonably apparent due to the nature of the disclosure that such disclosure qualifies one or more of the numbered or lettered Sections of this Article V. Seller shall not be, nor shall it be deemed to be, in breach of any such representations and warranties (and no claim for indemnification by any Buyer Indemnified Party may be made pursuant to Section 9.02(a) hereof in respect thereof) in connection with any such matter so disclosed in the Schedules. Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Seller, taken in part or as a whole, or as an admission of liability or obligation of MR Holdings, Seller or Principal to any third party.
     Section 5.01 Organization, Qualification and Power.
          (a) Each of Seller, Parent and MR Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller is duly qualified or registered to conduct business as a foreign limited liability company and in good standing under the Laws of each jurisdiction where the ownership or use of the properties or assets owned or used by it or the activities conducted by it require such qualification or registration, except where the failure to be so qualified as a foreign limited liability company could not result in a Material Adverse Effect. The jurisdictions in which Seller is qualified or registered to do business as a foreign limited liability company are set forth on Schedule 5.01(a).

          (b) Seller has no Subsidiaries and has never had any Subsidiaries. Seller does not own, directly or indirectly, any equity interest in any other Person and has never owned, directly or indirectly, any equity interest in any other Person.
          (c) Correct and complete copies of the organizational documents of Seller have been delivered or made available to Buyer.
     Section 5.02 Authorization. Seller has all requisite legal capacity, power and authority (including the requisite limited liability company power and authority) to own, operate or hold under lease its assets and properties as currently owned or operated by it. Each of Seller, MR Holdings, Parent and Principal has all requisite legal capacity, power and authority (including, if applicable, the requisite limited liability company power and authority) (a) to execute, deliver and perform this Agreement and the other Seller Transaction Documents to which it is a party and (b) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Seller, MR Holdings and Parent has duly and validly authorized the execution, delivery and performance of this Agreement and the other Seller Transaction Documents to which it is a party. This Agreement constitutes, and when executed and delivered by Seller, MR Holdings, Parent, and Principal, as the case may be, the other Seller Transaction Documents will constitute, the valid and legally binding obligation of Seller, MR Holdings, Parent, and Principal, which is a party thereto, enforceable against Seller, MR Holdings, Parent and Principal, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).
     Section 5.03 Non-Contravention. Except as set forth in Schedule 5.03, the execution, delivery and performance of this Agreement and the other Seller Transaction Documents by Seller, MR Holdings, Parent, or Principal, as applicable, and the consummation by Seller, MR Holdings, Parent, or Principal, as applicable, of the transactions contemplated hereby or thereby, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller, MR Holdings, Parent, or Principal, as applicable, do not and will not conflict with, or result in any violation of, or any default (with or without notice or lapse of time, or both) under, any Law applicable to, or any provision of the Governance Documents of Seller, MR Holdings, or Parent, conflict with, result in any material violation or breach of, result in any material default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any Assumed Contract, or any other Contract to which any of the Purchased Assets are subject, result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets or result in a material breach of or material default (with or without notice or lapse of time, or both) under, or the cancellation, forfeiture, revocation, suspension or adverse modification of, any material Permit owned or held by Seller.
     Section 5.04 Debt. Schedule 5.04 sets forth all outstanding Debt of Seller in excess of One Thousand Dollars ($1,000.00) and all Liens (other than Permitted Liens) on the assets of Seller as of the date of the date hereof.

     Section 5.05 No Brokers or Finders Fees. Except as set forth on Schedule 5.05, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 5.06 Consents and Approvals; Permits.
          (a) Except as set forth on Schedule 5.06(a), no authorization, consent, approval or other action by, or notice to or filing with, any Person is required for the execution, delivery, performance or consummation of the transactions contemplated by this Agreement or any other Seller Transaction Documents to which it is a party by Seller, MR Holdings, Parent or Principal.
          (b) Set forth on Schedule 5.06(b) is a list of all material Permits which are necessary for the ownership or lease of the Purchased Assets and the operation of the Business by Seller as presently conducted. All such Permits are in full force and effect and to the Knowledge of Seller, have been duly and lawfully secured or made. There is no proceeding pending or, to the Knowledge of Seller, threatened, to revoke, suspend, withdraw or terminate any such Permit. Seller is in compliance in all material respects with all such Permit. Seller has fulfilled and performed its material obligations under each such Permits and there is no breach or default under any such Permit.
     Section 5.07 Title; Location of Purchased Assets; Sufficiency.
          (a) Seller holds good and marketable title to, or a valid leasehold interest or license in, the Purchased Assets, free and clear of all Liens (other than Permitted Liens).
          (b) All Tangible Personal Property is located at the real property leased by Mission Residential, LLC pursuant to the Oakton Office Lease. Following the Closing, the Purchased Assets, and rights related thereto (together with any cash that is needed to operate the Business), will be sufficient to carry on the Business in all material respects in the manner in which its is conducted as of the date hereof and as of the Closing Date.
     Section 5.08 Intellectual Property. Schedule 5.08 contains (a) a complete and correct list of all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names owned or licensed by Seller or used in the Business (collectively, “Registrations”) and (b) a complete and correct list of all licenses, sublicenses and other agreements relating thereto to which Seller is a party. Seller either has a legally enforceable right to use, or owns the entire right, title and interest, free and clear of any Lien (other than Permitted Liens), in and to the Intellectual Property. The Intellectual Property constitutes all of the intellectual or proprietary property reasonably necessary for conduct of the Business or used by Seller as of the date hereof and as of the Closing Date. None of the Intellectual Property is subject to any pending or, to the Knowledge of Seller, threatened challenge, and none of Seller, MR Holdings, Parent or Principal has received any written notice that any Intellectual Property is invalid or that any Intellectual Property or any products or services made, sold or used in connection with the Business conflict with or infringe the rights of others. To the Knowledge of Seller, no third party has infringed or misappropriated, or is infringing or misappropriating any of the Intellectual Property. Except as set forth in Schedule 5.08, none of Seller, MR Holdings, Parent or Principal has granted a license or assignment of any rights in and to the Intellectual Property.
     Section 5.09 Compliance with Laws; Litigation.
          (a) Seller is in compliance in all material respects with all material Laws applicable to Seller or to the Business or to the use of the Purchased Assets. Seller has not, and to the Knowledge of Seller, none of its Affiliates, have received any written notice asserting any non-compliance with any Laws. To the Knowledge of Seller, Seller, has not received any oral notice asserting any non-compliance with any Laws.
          (b) There is no action, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the Knowledge of Seller, threatened, against Seller or otherwise with respect to the Business, the Purchased Assets, this Agreement or the transactions contemplated hereby, including any such action which questions the validity or legality of, or is otherwise related to, the transactions contemplated hereby. To the Knowledge of Seller, no event has occurred or circumstances exist that could give rise to or serve as a valid basis for the commencement of any such action.
          (c) Except as set forth on Schedule 5.09, there has not during the past three (3) years been any material action, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the Knowledge of Seller, threatened, against Seller or otherwise with respect to the Business or the Purchased Assets.
          (d) Except as set forth on Schedule 5.09, there is no, and there has not been, any judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Authority, or by arbitration) against Seller or any of its Affiliates or by which Seller or any of its Affiliates is bound, in each case, which relates to the Business, the Purchased Assets, this Agreement or the transactions contemplated hereby, and Seller and its Affiliates are not in breach of any such judgment, order, writ, injunction, decree or similar award.
     Section 5.10 Financial Statements. The Financial Statements (a) were derived from the books and records of Seller, (b) fairly present in all material respects the financial condition and results of operations of Seller as of and at the dates and as of and for the periods indicated therein and (c) have been prepared in accordance with GAAP as modified by the Accounting Methods.
     Section 5.11 [RESERVED]
     Section 5.12 Absence of Changes. Except as set forth on Schedule 5.12, since December 31, 2009, Seller has conducted the Business only in the Ordinary Course of Business and Seller has not:
          (a) mortgaged, pledged, charged or subjected to any Lien (other than Permitted Liens) any of the Purchased Assets;

          (b) other than in the Ordinary Course of Business, prepaid or cancelled any rights, debts or claims of Seller that relate to the Purchased Assets;
          (c) sold, licensed or assigned, granted or otherwise transferred or disposed of rights under any of the Intellectual Property, or abandoned, canceled or otherwise failed to maintain any such rights;
          (d) changed the accounting methods or Tax elections used by Seller;
          (e) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Seller;
          (f) suffered material damage to, or destruction or loss (whether or not covered by insurance) of, any Purchased Asset or failed to maintain any Purchased Asset in the Ordinary Course of Business (ordinary wear and tear accepted);
          (g) revalued any of the Purchased Assets other than as reflected on the Financial Statements;
          (h) (i) made any increase in the amount of any bonuses, salaries or other compensation to or with respect to any Employee or any manager of officer of Seller (except in the Ordinary Course of Business), (ii) entered into or adopted any Employee Plan, including any employment, severance or similar Contract or (iii) made any increase in the amount of or institution of any fees, bonuses, commissions or incentives to or with respect to any Person providing services to Seller or entered into any new Contract for such services outside the Ordinary Course of Business;
          (i) entered into, terminated or modified any collective bargaining agreement;
          (j) failed to perform any material obligations of Seller under any Assumed Contract or material Permit;
          (k) adopted or increased the payments or benefits payable under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Plan;
          (l) failed to maintain relations and preserve substantially intact business relationships with suppliers and creditors of Seller;
          (m) modified or waived in any material respect any provision of any Assumed Contract pursuant to which Seller is entitled to a fee, payment or other benefit outside of the Ordinary Course of Business;
          (n) failed to renew or maintain any insurance coverage with respect to the Purchased Assets; or
          (o) agreed or committed, orally or in writing, to do any of the foregoing.

     Section 5.13 Books and Records. The Books and Records of Seller, all of which have been made available to Buyer, are complete and correct, in all material respects, and have been maintained in accordance with sound business practices and applicable Laws.
     Section 5.14 Real Property; Security Deposits.
          (a) Seller does not own or lease any real property. Seller currently occupies a portion of the real property leased by Mission Residential, LLC pursuant to the Oakton Office Lease.
          (b) The security deposit accounts pertaining to the Managed Properties have been at all times and currently are maintained, in all material respects, in accordance with all applicable Laws.
     Section 5.15 Material Contracts; Management Agreements.
          (a) Schedule 5.15 is a list of all Contracts meeting the following descriptions (“Material Contracts”), true and complete copies of which (including all amendments, modifications, extensions, renewals, and other agreements with respect thereto) have been provided or made available to Buyer:
          (i) each Contract whereby Seller has an obligation to make an investment in or loan to any Person;
          (ii) each Contract that constitutes a lease of any personal property with (A) aggregate rental payments in excess of $15,000.00 or (B) the remaining term in excess of one year and which is non-cancelable without penalty and aggregate annual rental payment in excess of $5,000.00 or (C) the loss of which would be material to the operation of business of Seller;
          (iii) each Contract that involves performance of services, delivery of goods or materials or payments by Seller of an amount or value in excess of $10,000.00;
          (iv) each Contract that was not entered into in the Ordinary Course of Business;
          (v) each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, (except personal property leases having a value per item or aggregate payments of less than $15,000.00);
          (vi) each Contract with respect to Intellectual Property, including Contracts with current employees, consultants, or contractors regarding the ownership, use or non-disclosure of any of the Intellectual Property;
          (vii) each Contract that constitutes an agreement to purchase or sell a capital asset for a price in excess of $20,000.00;

          (viii) each Contract that constitutes or amends any employment, consulting, management, severance, change in control or indemnification arrangement, agreement or understanding between Seller, on the one hand, and any directors, officers, or other Employees on the other hand that make in excess of $10,000.00 per year;
          (ix) each Contract pursuant to which Seller has granted a power of attorney or other similar grant of agency;
          (x) each Contract with any labor union or association representing any Employee of any of Seller;
          (xi) each Contract that constitutes a bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
          (xii) each Contract that prohibits Seller from freely engaging in business anywhere in the world or concerning confidentiality (except Contracts concerning confidentiality entered into in the Ordinary Course of Business);
          (xiii) each Contract, including any joint venture, partnership, or limited liability company agreement, involving a sharing of profits, losses, costs, Taxes, or other liabilities by Seller with any other Person;
          (xiv) each Contract under which Seller has created, incurred, assumed or guaranteed Debt obligations in excess of $15,000.00;
          (xv) each Contract relating to a sales broker, sales agency, advertising agency or finder’s relationship with Seller;
          (xvi) each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Seller will be required to pay in excess of $10,000.00 after the date of this Agreement;
          (xvii) each Contract pursuant to which Seller has obligations to indemnify another Person (other than Contracts entered into in the Ordinary Course of Business);
          (xviii) each Contract relating to any surety bond or letter of credit; and
          (xix) each Contract pursuant to which Seller provides the Services to the Managed Properties (collectively, the “Management Agreements”).
          (b) All of the Assumed Contracts are valid, binding and enforceable as to Seller and, to the Knowledge of Seller, the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies generally as from time to time in effect or (ii) principles of equity, whether considered at law or in equity. No event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default of, result in a violation or breach of, or give any right to accelerate, modify, cancel or terminate any Assumed Contract by Seller or, to the Knowledge of Seller, any other party under any such Assumed Contract. Seller is not, and to the Knowledge of Seller, no other party thereto, is in material breach or material default under any Assumed Contract, and no right of acceleration, modification, cancellation or termination is currently in favor of Seller, or to the Knowledge of Seller, any other party to such Assumed Contract. Seller has not received written notice that any party to any Assumed Contract intends to cancel or terminate any such Assumed Contract or to not exercise any option to renew thereunder, and to the Knowledge of Seller, no party to any Assumed Contract otherwise intends to exercise any right of cancellation, termination or to not exercise any option to renew thereunder. Seller has not made any prior assignment of any Assumed Contract or any of its rights or obligations thereunder.
     Section 5.16 [RESERVED]
     Section 5.17 Insurance. Schedule 5.17 sets forth a true and complete list of each insurance policy currently maintained by or on behalf of or for the benefit of Seller (specifying the insurer, amount of coverage and type of insurance) with respect to the Purchased Assets (each, an “Insurance Policy”). Seller has made available to Buyer copies of each such Insurance Policy. Except as set forth on Schedule 5.17, all such insurance coverage is occurrence-based. With respect to each Insurance Policy, to the Knowledge of Seller, (a) the policy is legal, valid, binding, enforceable and in full force and effect without any lapse, (b) no party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and (c) no event has occurred that, with notice or the lapse of time, or both, would constitute a material breach or material default, or permit termination, modification or acceleration under such policy; and no party to the policy has repudiated any provision of such policy.
     Section 5.18 Employees.
          (a) Schedule 5.18(a) sets forth the name, date of hire, job title, current compensation paid or payable, including annual vacation accrued and status (e.g., leave of absence, disability, layoff, active, temporary) and location, of each Employee. Seller has paid in full or accrued in the Financial Statements, as applicable, in a timely manner, all wages, salaries, commissions, incentives, bonuses and other compensation due to any Employee or otherwise arising under any Employee Plan or Law prior to the Closing. No employee of Seller has provided written notice to Seller to cancel or terminate such Person’s relationship with Seller.
          (b) To the Knowledge of Seller, Seller:
          (i) is in compliance with all applicable Laws, respecting labor, employment, employment practices, terms and conditions of employment, wages and hours, termination of employees, classification of employees, and immigration, and is not engaged in any unfair labor practice, including any such Laws respecting employment discrimination and occupational safety and health requirements,

          (ii) has complied in all material respects with the withholding and reporting requirements with respect to wages, salaries and other payments to employees of Seller, and
          (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of Seller (other than routine payments to be made in the normal course of business and consistent with past practice).
          (c) Seller is not delinquent in any payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.
          (d) There are no actions by any Employee or former employee pending or, to the Knowledge of Seller, threatened in writing against Seller.
          (e) There is no litigation, grievance, arbitration proceeding, administrative proceeding, governmental investigation, citation, consent decree, conciliation agreement, audit or action of any kind pending or, to the Knowledge of Seller, threatened relating to employment, employment practices, labor relations and employee benefits, terms and conditions of employment or wages and hours.
          (f) Seller is not a party to any collective bargaining agreement or other labor union agreement nor, to the Knowledge of Seller, are there pending any union organizational activities or proceedings.
          (g) There is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened to commence any unfair labor practices complaint before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, dispute, walkout, lockout, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against Seller.
          (h) There are no representation petitions or other similar petitions or requests for representation pending, or to the Knowledge of Seller, or proposed or threatened, before the National Labor Relations Board or any other federal, provincial, state or local agency in any jurisdiction or Governmental Entity in connection with any Persons employed by Seller.
          (i) The consummation of the transactions contemplated hereby shall not entitle any employee of Seller to (i) terminate his or her employment or receive additional compensation in connection with such termination or (ii) alter in any way their terms or conditions of employment.
          (j) Seller has complied in all material respects with the requirements of the Immigration Reform and Control Act of 1986, as amended, and all related regulations and all executive orders in effect regarding the employment in the U.S. of persons who are not citizens of the U.S. Schedule 5.18(j) of the Disclosure Schedules (i) contains a list of each employee of

Seller working in the U.S. who is not a U.S. citizen and (ii) describes for each the authorization under which the employee is permitted to work in the U.S.
          (k) Seller has not implemented any plant closing or mass layoff of employees that could implicate (i) the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (including without limitation similar state and local laws), or (ii) any labor notice, bargaining obligation or consultation requirement of any Law or labor agreement.
     Section 5.19 Employee Benefits.
          (a) Schedule 5.19(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, or other equity, retirement, pension, profit sharing, welfare, fringe benefit or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, in respect of any Employees or former employees, directors, officers, shareholders, members, managers, consultants, or independent contractors of Seller has made or is required to make payments, transfers, or contributions, or has any liability (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). Seller has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans, and neither Buyer nor any affiliate of Buyer shall have any liability or obligation with respect to any of the Employee Plans as a result of this transaction.
          (b) True and complete copies of the following materials have been delivered or made available to Buyer: (i) the plan documents for each Employee Plan and all amendments thereto, (ii) all determination letters from the IRS with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, summary annual reports, and any other documents used to communicate the Employee Plans to employees, (iv) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Assumed Plan, (v) all documents, including without limitations, Form 5500, relating to any Employee Plan required to have been filed prior to the date hereof with respect to each Employee Plan, (vi) any communication, opinion, ruling or determination from any Governmental Authority, including the IRS, Department of Labor, or Pension Benefit Guaranty Corporation with respect to any Employee Plan, (vii) financial statements and actuarial reports, if any, for each Employee Plan for the three most recently completed plan years, and (viii) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.
          (c) Each Employee Plan has, in all material respects, been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.

          (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS as to the qualification and the tax exempt status of each trust thereunder, and such determination letter remains in effect and has not been revoked. Nothing has occurred that could reasonably be expected to result in the loss of the qualification of any such Employee Plan or trust under Section 401(a) or 501(a) of the Code.
          (e) Neither Seller nor any ERISA Affiliate currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 426 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
          (f) With respect to each Employee Plan that is a group health plan benefitting any current or former employee of Seller or any ERISA Affiliate that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, Seller and each ERISA Affiliate has complied, in all material respects, with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.
          (g) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than retirement benefits under a pension plan, or continuation healthcare coverage mandated by Law.
          (h) The Seller nor any Affiliates has any obligation to reimburse, pay or make whole any Person for adverse tax consequences or any related costs (including interest, penalties or additional excise taxes), including consequences or costs arising under Section 409A, Section 280G or Section 4999 of the Code relating to any payment made, provision of, omission from or operation of any Employee Plan.
          (i) Each Employee Plan that is subject to Section 409A of the Code materially complies in form and in operation with paragraphs (2), (3) and (4) of Code Section 409A.
          (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, will, either alone or together with some other event, (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.
     Section 5.20 Environmental Matters.
          (a) Seller is, and for the past five (5) years, has been in material compliance with all applicable Environmental Laws.

          (b) Seller has not received written notice of any alleged, actual or potential responsibility for, or any inquiry or investigation regarding, and to the Knowledge of Seller there has not been, (i) any Release or threatened Release of any Hazardous Substance at or affecting any real property occupied or managed by Seller or (ii) any alleged violation of or non-compliance with any Environmental Law by Seller or the conditions of any Permit of Seller required under any Environmental Law for any property occupied or managed by Seller. Seller is not subject to any order of a Governmental Authority related to any real property occupied or managed by Seller nor has Seller received written notice of any claim or action by any Person against Seller alleging injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances from any real property occupied or managed by Seller.
          (c) There are no (i) reports submitted by Seller or, to the Knowledge of Seller, any of its respective Affiliates, to any Governmental Authority with respect to any Hazardous Substance contamination or Release (or clean-up thereof) at any real property occupied or managed by Seller, and except as set forth in Schedule 5.20(c), (ii) reports resulting from any environmental or safety inspection or assessment at any real property occupied or managed by Seller, that have been performed by (A) Seller or, to the Knowledge of Seller, any of its respective Affiliates or (B) any other Person and provided to Seller or, to the Knowledge of Seller, any of its respective Affiliates.
     Section 5.21 Absence of Certain Commercial Practices. Except in compliance with applicable Law, Seller has made all payments to any non-U.S. Person by check mailed to such non-U.S. Person’s principal place of business or by wire transfer to a bank located in the same jurisdiction as such non-U.S. Person’s principal place of business.
     Section 5.22 Taxes.
          (a) All material Tax Returns with respect to Seller and its assets that are required to been filed in any jurisdiction have been timely filed and accurately prepared, and all Taxes shown to have been due and payable on such Tax Returns have been paid or set aside in accounts for payment, or accrued or reserved in cash for such payments on its books and records of Seller, and Seller is not presently under audit by any Governmental Authority with respect to any such Taxes.
          (b) (i) Accurate and complete copies of all of the Tax Returns of Seller for all periods for which the applicable statute of limitations remains open have been made available to Buyer, except for those periods for which returns are not yet due, and (ii) Seller has not received any written notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Authority any contract now in effect extending the period for assessment or collection of any Taxes against it.
          (c) (i) There are no Liens for Taxes upon, pending against or, to the Knowledge of Seller, threatened against, any of the Purchased Assets, except for Permitted Liens, and (ii) Seller is not subject to any Tax allocation or sharing contract.

          (d) (i) Seller has, since the date of its formation, been treated as a disregarded entity for federal income tax purposes, (ii) MR Holdings has, since the date of its formation, been treated as a disregarded entity for federal income tax purposes, (iii) Parent has, since the date of its formation, been treated as a partnership for federal income tax purposes, and (iv) none of MR Holdings, Seller, Parent or any Governmental Authority has taken a contrary position.
          (e) Seller is a United States person not subject to withholding under Section 1446 of the Code.
          (f) Seller (A) has not been a member of an affiliated group filing a consolidated Tax Return or (B) has no liability for Taxes of any person under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or non-US law) as a transferee or successor by contract or otherwise.
          (g) Neither MR Holdings nor Seller has been a party to any “listed transaction” or “transaction of interest” as defined in Code Section 6706(A)(c)(2) and the regulations promulgated thereunder.
     Section 5.23 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, (a) the amount of the Fair Value of the assets of Seller will, as of such date, exceed the amount of all liabilities of Seller, contingent or otherwise, as of such date, (b) Seller’s Liabilities will not be beyond its ability to pay as such debts mature, and (c) Seller will not have, as of such dates, an unreasonably small amount of capital with which to conduct its business or an unreasonably small amount of assets in relation to its future business. For purposes of this Section 5.23, “Fair Value” means the amount for which the assets of Seller might be expected to be sold to a willing buyer by a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, with equity to both, with no definite time period required to consummate the sale, and with buyer and seller contemplating the retention of the facilities at their present location for continuation of current operations; “Liabilities” means “liability on a claim,” and “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, secured or unsecured.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     Section 6.01 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.
     Section 6.02 Authorization. Buyer has all requisite limited liability power and authority (a) to make, execute, deliver and perform this Agreement and the other Buyer

Transaction Documents and (b) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and when executed and delivered the other Buyer Transaction Documents will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).
     Section 6.03 Non-Contravention. Neither the execution or delivery of this Agreement or any of the other Buyer Transaction Documents by Buyer, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer, will (a) result in a violation of, in any material respect, any applicable Law, (b) conflict with, or result in any violation of, or any default (with or without notice or lapse of time, or both) under, any provision of its Governing Documents or (c) except as set forth in Schedule 6.03, conflict with, result in any violation or breach of, result in any default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any material Contract to which Buyer, is a party or by which it is bound.
     Section 6.04 No Consents. No authorization, consent, approval or other action by, or notice to or filing with, any Person is required for the execution, delivery, performance or consummation of the transactions contemplated by this Agreement or any other Buyer Transaction Documents by Buyer.
     Section 6.05 No Brokers. Except as disclosed on Schedule 6.05, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Buyer or any Subsidiary in connection with the transactions contemplated by this Agreement.
     Section 6.06 Litigation. There is no action, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the knowledge of Buyer, threatened, against Buyer or otherwise with respect to this Agreement or the transactions contemplated hereby, including any such action which questions the validity or legality of, or is otherwise related to, the transactions contemplated hereby.
     Section 6.07 Projections; Investigation.
          (a) In connection with Buyer’s investigation of Seller, Buyer has received from or on behalf of Seller and its Affiliates certain projections and business plan information. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and, accordingly, is not relying on them, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and (iv) Buyer shall have no claim against Seller with respect thereto. Accordingly, Buyer acknowledges that neither Seller nor any Affiliate of Seller has made any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).
          (b) Buyer has been given the opportunity to ask questions of, and receive answers from, Seller and its Affiliates concerning Seller and the Business, the transactions contemplated by this Agreement, the Purchased Assets, the Assumed Liabilities and other related matters. To the knowledge of Buyer, Seller and its Affiliates have made available to Buyer, its agents and/or representatives the documents and information requested by or on behalf of Buyer relating to the Purchased Assets and Assumed Liabilities, and Buyer has made its own inquiry and investigation into the Purchased Assets and Assumed Liabilities, and based thereon, has formed an independent judgment concerning the Purchased Assets.
ARTICLE VII
COVENANTS
     Section 7.01 Access to Information. Subject to any confidentiality obligations in existence on the date of this Agreement, prior to the earlier to occur of the Closing and the termination of this Agreement, Buyer may make such reasonable investigation of the Purchased Assets, the Business, and the Managed Properties as Buyer may reasonably request. Seller shall give to Buyer and its key employees, counsel, financial advisors, accountants and other representatives reasonable access, on reasonable notice during normal business hours throughout the period prior to the Closing to the offices of Seller and the Managed Properties and to the Books and Records of Seller, as Buyer may reasonably request. Buyer shall hold, and cause its employees and representatives to hold, all information and documents received pursuant to this Section 7.01 confidential and, if the transactions contemplated by this Agreement are not consummated for any reason, shall return to Seller or destroy all such information and documents and any copies as soon as practicable (including any information held electronically; provided, however, nothing contained in this Section 7.01 shall obligate Buyer to remove any such information or documents held on Buyer’s computer hard drives solely as archival backups). Between the date hereof and the Closing, Buyer and its representatives shall not contact or communicate with any employees, investors, lenders and customers of Seller in connection with the transactions contemplated hereby without the prior consent of Seller, which consent may be withheld, conditioned or delayed in Seller’s reasonable discretion.
     Section 7.02 Conduct of Business Pending the Closing Date. From and after the date hereof, until the earlier of the Closing and the termination of this Agreement, except as otherwise expressly permitted by this Agreement or consented to by Buyer in writing, Seller shall, and to the extent applicable to the Purchased Assets or the Business, cause its Affiliates to:
          (a) operate the business and affairs of Seller in the Ordinary Course of Business and maintain the Purchased Assets in compliance in all material respects with all applicable Laws;
          (b) keep full, complete and accurate Books and Records;

          (c) maintain its existence and maintain Seller’s good standing in its jurisdiction of organization;
          (d) maintain the general character of the Purchased Assets in the ordinary and usual manner;
          (e) maintain all material Permits required to be held by Seller and timely file all reports, statements, renewal applications and other filings, and timely pay all fees and charges in connection therewith that are required to keep such Permits in full force and effect;
          (f) maintain in full force and effect substantially the same Insurance Policies now in effect with respect to the Purchased Assets, and, if applicable, renew or replace such Insurance Policies with coverage no less favorable to Seller;
          (g) comply in all material respects with all Environmental Laws applicable to the operation of Seller, the Business or the operation of the Purchased Assets, the leasing of the Oakton Office Lease and the management of the Managed Properties;
          (h) ensure that all obligations of Seller and its Affiliates required to be performed under the Oakton Office Lease Assumed Contracts are satisfied in all material respects;
          (i) notify Buyer in writing (as promptly as practicable) in the event that it becomes aware of any material change with respect to any Purchased Asset, Assumed Liability or Managed Property;
          (j) duly and timely file or cause to be filed Tax Returns and all other material reports and returns required to be filed with any Governmental Authority and promptly pay or cause to be paid when due all Taxes and other material assessments and governmental charges, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings; and
          (k) take no action which materially adversely affects the ability of any party to (i) obtain the consents required pursuant to Section 8.03(b), or (ii) perform its covenants and agreements under this Agreement; and
          (l) continue to pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (unless such discount is consented to by the applicable counter party).
     Section 7.03 Prohibited Actions Pending the Closing Date. Unless (i) otherwise expressly provided for herein, (ii) necessary to effect the transactions contemplated herein or (iii) approved by Buyer in writing from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall not, and where applicable, cause its Affiliates to not:
          (a) interfere with or disrupt Seller’s relationship with any owner or lessee of any of the Managed Properties or the lessor under the Oakton Office Lease;

          (b) remove any Tangible Personal Property included in the Purchased Assets from the leased premises under the Oakton Office Lease or any Managed Property;
          (c) renew, extend, terminate, modify or waive, in each case, in any material respect, any term or condition of any Assumed Contract, or enter into any new real property lease or Assumed Contract;
          (d) make any capital improvements to any at the leased premises under the Oakton Office Lease;
          (e) make any capital improvements to any Managed Property in excess of $10,000.00 without prior written notice to Buyer;
          (f) release any funds constituting some or all of the Managed Properties Security Deposits, except to the extent released to a tenant or former tenant of a unit at the Managed Properties and only to the extent required by the terms of such tenant’s lease;
          (g) make any commitments or representations to any applicable Governmental Authority that would in any manner be binding upon Buyer or the Purchased Assets;
          (h) sell, transfer, assign, pledge, ground lease or otherwise dispose of, or agree to sell, transfer, assign, pledge, ground lease or dispose of any Purchased Asset;
          (i) solicit, pursue, negotiate, work or consult with any other party with respect to (x) any possible sale, lease or transfer of any of the Purchased Assets, (y) any possible sale or other transfer of any direct or indirect ownership interests in Seller, or (z) any financing secured by any of the Purchased Assets; and
          (ii) execute any agreements relating to or enter into any transaction described in clause (i) above;
          (i) take any action prior to the Closing outside of the Ordinary Course of Business;
          (j) permit any of the Purchased Assets to become encumbered by any additional indebtedness for borrowed money;
          (k) create, permit or grant any new Liens on any Purchased Asset or Managed Property (other than Permitted Liens);
          (l) modify, amend or supplement, in each case, in any material respect, the terms or conditions of, or terminate, any of the Assumed Contracts;
          (m) issue, deliver, transfer, license, pledge, encumber, sell, dispose of, or grant any option or other right in respect of, any ownership interest in any Purchased Asset;
          (n) dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark, license or copyright of any Seller (including any of the

Intellectual Property), or dispose of or disclose to any Person (other than customers, licensors and suppliers in the Ordinary Course of Business that are contractually bound to maintain the confidentiality thereof), any trade secret, formula, process, technology or know-how of Seller not heretofore a matter of public knowledge;
          (o) increase in any manner the base compensation of, or enter into any new bonus, incentive or other compensation agreement or arrangement with, any of its employees, officers, directors, third party contractors or consultants;
          (p) other than vesting eligibility requirements that change or come into effect with the passage of time pursuant to the terms of existing Employee Plans, pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Plan to any of its Employees, except as may be required by the terms of any applicable plan or agreement in effect prior to the Effective Date or except as required by applicable Law;
          (q) adopt, amend or terminate any Benefit Plan, which results in additional payments or benefits provided by Seller or materially increase the benefits provided under any Benefit Plan applicable to and having a material effect on Seller, or promise or commit to undertake any of the foregoing in the future;
          (r) amend or terminate any existing employment agreement or enter into any new employment agreement, except as required by the terms of any such agreement in effect prior to the date hereof or as otherwise contemplated herein;
          (s) modify or amend any Governance Document of Seller;
          (t) initiate or settle any lawsuit or other similar proceeding before any Governmental Authority or any arbitration panel involving the Purchased Assets without the prior written consent of Buyer;
          (u) liquidate or terminate its existence;
          (v) create any Subsidiary to acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;
          (w) directly or indirectly, solicit, encourage, or induce, or attempt to solicit, encourage, or induce (i) any employee of Seller to leave the employ of Seller or (ii) any independent contractor of Seller to cease performing services for the benefit of Seller;
          (x) make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax affecting Seller; or
          (y) take any action that would materially and adversely affect the ability of the parties to consummate the transactions contemplated hereunder.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct Seller’s operations prior to the Closing Date.
     Section 7.04 Insurance Policies. Seller shall, at its expense, keep in full force and effect through the Closing, coverage under the Insurance Policies that insure the Purchased Assets on the terms existing as at the date hereof, other than changes in the premiums on any such Insurance Policies that arise in the Ordinary Course of Business in connection with any renewal or replacement of any such Insurance Policy.
     Section 7.05 Consents.
          (a) The Parties hereto shall use their respective commercially reasonable efforts, and shall cooperate with each other, to promptly make all filings with, provide notices to, obtain all consents, waivers, approvals, authorizations and permits that is required or reasonably appropriate in connection with the consummation of the transactions contemplated hereby, including, without limitation, (i) those to be made with, provided to or obtained from any Governmental Authority and (ii) those to be made with, provided to or obtained from any party to any Assumed Contract.
          (b) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Sections 8.01 and 8.03 to be satisfied and to consummate the transactions contemplated herein, provided that, except as expressly set forth herein, Buyer shall not be required to expend any funds to obtain any third party consents, waivers, permits, registrations, authorizations and approvals of Governmental Authority. Notwithstanding the forgoing, the costs and expenses requested by lender to be paid in connection with obtaining the Lender Consents shall be borne by Buyer up to One Hundred Thousand Dollars ($100,000.00), in the aggregate, for all such costs and expenses (the “Expense Threshold”); provided that any refusal of Buyer to pay any such costs and expenses in excess of the Expense Threshold plus 100% of such amount, will not be a breach of this Agreement.
     Section 7.06 Notice. Each of Seller and MR Holdings, on the one hand, and Buyer, on the other hand, will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties contained in this Agreement. No disclosure by Seller or MR Holdings pursuant to this Section 7.06 shall be deemed to amend or supplement the Schedules; provided, however, if the adverse development relates to new actions, occurrences, or events, first arising after the date of this Agreement, and prior to the Closing, subject to Buyer’s rights under Section 8.05(b), the updated or amended Schedules shall cure or remedy any misrepresentation, breach of warranty, for purposes of the provisions of Article V, solely to the extent of such update or amendment.
     Section 7.07 Other Action. Each of the MR Holdings, Seller and Buyer shall, at the earliest practicable date, use its commercially reasonable efforts to take or cause to be taken all things necessary, under applicable Laws and to cause the fulfillment of all of the conditions to its obligations to consummate the transactions contemplated by this Agreement, including preparing and filing all forms, registrations, requests and notices required to obtain any requisite consent by any third party or Governmental Authority.

     Section 7.08 Further Assurances. Following the Closing, Buyer and Seller shall, from time to time, at the request of any other Party hereto and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
     Section 7.09 Publicity; Disclosure. Except as may be required by Law, or by the rules of any applicable securities exchange, neither MR Holdings, Parent, Principal or Seller on the one hand, or Buyer on the other hand, may issue any press release or other public announcement relating to the subject matter of this Agreement or any of the other Transaction Documents without the prior written approval of the other.
     Section 7.10 Non-Solicitation and Confidentiality.
          (a) In furtherance of the consideration being paid by Buyer to Seller hereunder, Seller agrees, on behalf of itself and its Affiliates, that, during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (such period, the “Restricted Period”), neither Seller nor any of its Affiliates shall, directly or indirectly, during the Restricted Period do any of the following: (i) solicit the employment of or hire any current employee of Seller (or any employee who was employed by Seller for any type of employment within the eighteen (18) month period prior to the Closing Date) without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller or any of its Affiliates from (A) making general solicitation advertisements that are not targeted at such employees, (B) hiring any such employee who contacts Seller or any of its Affiliates on his or her own accord or (C) soliciting or hiring any such employee whose employment with Buyer is terminated or who does not accept Buyer’s offer of employment pursuant to Section 7.11; (ii) call on, solicit, or service any supplier, prospective supplier, licensee, licensor, or other business relation of Seller with respect to products or services currently provided by the Business in order to influence or induce or attempt to influence or induce such Person to decrease or cease doing business with Seller; (iii) make any statement or do any act intended to cause existing customers of Seller to make use of the services or purchase the services or products of any competitive business; or (iv) induce or attempt to induce any employee of Seller to leave his or her employ or in any way interfere with the relationship between any Seller and its employees; provided, however, that nothing herein shall prohibit Seller or any of its Affiliates from (x) making general solicitation advertisements that are not targeted at such employees, (y) hiring any such employee who contacts Seller or any of its Affiliates on his or her own accord or (z) soliciting or hiring any such employee whose employment with Buyer is terminated or who does not accept Buyer’s offer of employment pursuant to Section 7.11.
          (b) Seller, on behalf of itself and its Affiliates, acknowledges and agrees that the length of the non-solicitation period is reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Seller and to protect Buyer’s legitimate ownership interest in Seller. Seller, on behalf of itself and its Affiliates, considers the provisions of this Section 7.10(b) to be fair and reasonable in order to protect the legitimate business interests of Buyer.

          (c) If Seller or any Affiliate of Seller breaches or threaten to commit a breach of any of the restrictive covenants set forth in this Section 7.10, then Buyer shall have the following rights and remedies against Seller or such Affiliate, as applicable, which are in addition to, and not in lieu of, any other rights and remedies otherwise available to Buyer at Law or in equity for Seller’s, or such Affiliate’s, as applicable, actions:
          (i) the right and remedy to have the restrictive covenants in this Section 7.10 specifically enforced against Seller or its Affiliates, including temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by Seller, on behalf of itself and its Affiliates that any breach or threatened breach by Seller or any of its Affiliates of this Section 7.10 would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer;
          (ii) the right and remedy to require Seller or its Affiliates to account for and pay over to Buyer any monies and benefits derived or received directly or indirectly by it, from any transaction constituting a breach of this Section 7.10; and
          (iii) the right and remedy to collect from Seller any reasonable out-of-pocket costs and fees of Seller and/or its Affiliates incurred in enforcing this Section 7.10, including reasonable attorneys’ fees.
          (d) Seller agrees that in the event a court of competent jurisdiction declares that there has been a breach by Seller of this Section 7.10, the term of any such covenant so breached shall be automatically extended for the period of time of the violation from the date on which such breach ceases or from the date of the entry by a court of competent jurisdiction of a final non-appealable order enforcing such covenant, whichever is later.
          (e) Seller shall be responsible for any breach of this Section 7.10 by any of its Affiliates.
          (f) For a period of ten (10) years after the Closing Date, Seller shall not disclose to any third parties any Confidential Information relating to the Purchased Assets; provided that Seller may disclose Confidential Information (i) that becomes publicly available through no fault of Seller or its Affiliates, (ii) to the extent that the furnishing or use thereof is required by legal proceedings; provided, however, that Seller shall promptly notify Buyer to permit Buyer to seek a protective order or take other appropriate action, or (iii) to such Seller’s legal, financial and Tax advisors.
          (g) It is the desired intent of Buyer and Seller that the foregoing provisions of this Section 7.10 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, Buyer and Seller agree that if the covenants set forth in this Section 7.10 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made. Seller and Parent acknowledge that Buyer has no adequate remedy at law for any breach or any threatened or attempted breach by Seller of the covenants and agreements set forth in this

Section 7.10 and, accordingly, Seller agrees that Buyer shall, in addition to the other remedies that may be available to it hereunder or at Law, be entitled to commence proceedings in equity and obtain an injunction temporarily or permanently enjoining Seller from breaching or threatening or attempting any such breach of such covenants and agreements and to require compliance by Seller with such covenants and agreements. For purposes of any such proceeding in equity, it shall be presumed that the remedies at Law available to Buyer would be inadequate, and that Buyer would suffer irreparable harm as a result of the violation of any provision of this Section 7.10.
     Section 7.11 Employee Matters.
          (a) Effective as of the Closing Date, Seller will terminate the employment of all of its Employees. Buyer shall make offers of employment to each Employee, except where any such offer would violate applicable Laws, including U.S. immigration Laws. The terms of Buyer’s offers of employment to Employees pursuant to Section 7.11 shall include compensation and employee benefits as Buyer may determine in its sole discretion; provided that: (i) Buyer shall not terminate the employment of any Employee who accepts Buyer’s offer of employment (other than for cause, which shall be determined in Buyer’s sole discretion) prior to the six-month anniversary of the Closing Date; and (ii) the initial base salary of Employees who accept Buyer’s offer of employment shall be the same as in effect immediately prior to the Closing, and employee benefits for Employees who accept Buyer’s offer of employment shall, in the aggregate, have a value comparable to the aggregate value of the employee benefits in effect for such Employees immediately prior to the Closing. Additionally, Buyer agrees that it shall provide each Employee who accepts Buyer’s offer of employment with service credit for the full amount of such Employee’s uninterrupted service with Seller prior to the Closing Date for purposes of: (i) eligibility and vesting (but not benefit accrual) under Buyer’s employee benefit plans, and (ii) rights to paid vacation time under Buyer’s vacation policy. Except as expressly set forth herein, nothing in this Section 7.11 or otherwise in this Agreement shall obligate the Buyer to continue any term or condition of employment or any employee benefit plan, program or arrangement for any period of time or to employ any Employee for any period of time. Buyer shall make reasonable efforts to cause the health insurance carrier for its employee group health plan to (i) waive any pre-existing condition limitation under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by the Buyer in which any Employee who accepts Buyer’s offer of employment and their eligible dependents participate and (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid by any of them during the relevant portion of the plan year prior to the Closing Date in order to satisfy any applicable deductible or out-of-pocket requirements under any employee welfare benefit plans in which any such employee and their eligible dependents participate after the Closing Date. Seller will upon reasonable request by Buyer provide to Buyer all information regarding each Employee as may be necessary for Buyer to satisfy the requirements of this Section 7.11.
          (b) This Section 7.11(a) is solely for the purpose of defining the obligations between Buyer and Seller concerning the employees of Seller, and will in no way (i) be construed as creating any employment contract or right to employment for any specified time, (ii) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller, its Affiliates or any other Person other than the parties hereto and their respective successors and permitted assigns, or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Buyer, or any of their Affiliates.
     Section 7.12 Tax Matters. The following provisions will govern the allocation of responsibility as between MR Holdings and Buyer for certain Tax matters following the Closing Date:
          (a) Property Taxes. All property Taxes imposed on or with respect to the Purchased Assets (including, without limitation, property Taxes payable by the tenant or lessee under any lease) will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by Seller for the Pre-Closing Period and by Buyer for the Post-Closing Period. Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller pays any such property Tax with respect to a Post-Closing Period, Buyer will reimburse Seller upon demand for the amount of such property Tax; and (ii) if Buyer pays any such property Tax with respect to a Pre-Closing Period, Seller will reimburse Buyer upon demand for the amount of such property Tax.
          (b) Refunds and Tax Benefits; Amended Tax Returns. Any Tax refunds that are received by Buyer or Seller, and any amounts to which Buyer or Seller become entitled that are credited against Tax, that relate to Tax periods or portions thereof ending on or before the Closing Date (including any Pre-Closing Tax Period) will be for the account of Seller, and Buyer will pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. Without limiting the generality of the foregoing, this Section 7.12(b) will apply to any sales Tax rebates and refunds, property Tax exemptions, and credits or reductions in property Taxes attributable to a retroactive reduction in assessment rate or assessment base.
          (c) Cooperation on Tax Matters. Buyer and Seller will reasonably cooperate as and to the extent reasonably requested by the other, in connection with any audit, litigation or other proceeding with respect to Taxes in respect of the Business or the Purchased Assets. Such cooperation will include retaining and (upon such other Party’s request) providing records and information that are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall (to the extent such books and records are within their possession) (i) retain all books and records with respect to Tax matters pertinent to Seller or the Purchased Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records.
          (d) Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other such fees and charges (including penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Buyer will join in the execution of such returns and other documentation.
     Section 7.13 Risk of Loss. Seller shall bear the risk of any casualty loss or damage to any of the Purchased Assets prior to the Effective Time. Seller shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Purchased Asset with a value of $2,000.00 or more (the “Damaged Asset”) unless such Damaged Asset was obsolete or unnecessary for the continued operation of the Business consistent with Sellers’ past practice. If Seller is unable to, or does not, repair or replace a Damaged Asset by the date on which the Closing would otherwise occur under this Agreement, then, at the option of Seller, (a) Seller shall reimburse Buyer by an amount equal to the deficiency or (b) the proceeds of any insurance covering such Damaged Asset shall be assigned to Buyer at Closing, and to the extent such proceeds are not sufficient to cover the reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Asset after the Closing, Seller shall reimburse Buyer by an amount equal to the deficiency.
     Section 7.14 SEC Compliance. Seller and MR Holdings each acknowledges that Buyer is a subsidiary of Buyer Parent, a publicly registered company that is required to disclose the existence of this Agreement upon full execution and to make certain filings with the SEC or other state securities regulators (the “SEC Filings”) that may include audited and unaudited financial statements with respect to the Purchased Assets. To assist Buyer Parent in preparing the SEC Filings and any required audited financial statements, Seller and MR Holdings agree to (a) within thirty (30) days after the date of this Agreement, and at Buyer’s request, any time thereafter until the first anniversary of the Closing Date, deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit 7.14(a) (the “Audit Inquiry Letter”) to Seller’s and MR Holdings’ counsel prior to Closing and deliver to Buyer an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter, (b) at Buyer’s request at any time until the first anniversary of the Closing Date, deliver a representation letter in the form requested by Buyer’s auditors (the “Representation Letter”) to Buyer, and (c) provide Buyer Parent, within thirty (30) days after the date of this Agreement, such financial and other data and information relating to the Business and the Purchased Assets as Buyer and its registered independent accounting firm may reasonably require in order to enable Buyer and its registered independent accounting firm to prepare such audited and unaudited financial statements with respect to the Business and Purchased Assets as Buyer Parent deems necessary to include in its SEC Filings, including but not limited to an executed assurance or representation letter from Seller to Buyer Parent’s registered independent accounting firm in a form acceptable to Buyer Parent (provided that in no event shall MR Holdings or Seller have any liability to Buyer, Buyer Parent or such registered independent accounting firm for the assurances or representations made therein, but MR Holdings and Seller shall reasonably cooperate, at no cost or expense to MR Holdings and Seller, in connection with such audit, including, if required by Buyer Parent’s registered independent accounting firm, answering a standard SAS 99 questionnaire from such registered independent accounting firm). The provisions of this Section 7.14 shall survive the Closing for a period of 365 days. Buyer shall reimburse Seller for its actual and documented out-of-pocket expenses in connection with compliance with this Section 7.14.

ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.01 Conditions Precedent To Buyer and Seller. The performance of the obligations Buyer and Seller at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:
          (a) all of the Transaction Documents shall have been executed and delivered by the parties thereto and such parties shall have performed all obligations required to be performed by this Agreement on or prior to the Closing;
          (b) the Parties hereto shall have received any and all regulatory and Governmental Authority consents required or necessary to effect the transactions contemplated in this Agreement and the other Transaction Documents; and
          (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect issued by any court of competent jurisdiction preventing consummation of any of the transactions contemplated by this Agreement and there shall not be pending or threatened by any Governmental Authority any action, suit or proceeding (and there shall not be pending by any other Person any action, suit or proceeding, which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit consummation of the transactions contemplated to occur at the Closing. There shall not have been any change in any Law that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.
     Section 8.02 Conditions Precedent To Seller’s Obligations. The performance of the obligations of Seller at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:
          (a) the representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though they were made on and as of the Closing Date (except to the extent that any such item expressly relates to an earlier date, in which case such item shall be true and correct on and as of such earlier date); and
          (b) Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by Buyer prior to or at the Closing Date; provided that all covenants, agreements and conditions that are qualified by materiality shall have been performed and complied with in all respects.
     Section 8.03 Conditions Precedent To Buyer’s Obligations. The performance of the obligations of Buyer at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:
          (a) the representations and warranties made by Seller, MR Holdings and Principal in this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (ii) that are not so qualified shall be true in all material respects, in each case, on and as of the Closing Date with the same effect as though they were made on and as of the Closing Date (except to the extent that any such item expressly relates to an earlier date, in which case such item shall be true and correct on and as of such earlier date);
          (b) the Parties shall have received each of the consents listed on Schedule 8.03(b) and any and all other third-party consents and approvals (other than Lender Consents) required or necessary to effect the transactions contemplated in this Agreement and the other Transaction Documents, which are material to the continuation of the Business in substantially the form and substance as of the date hereof, in each case, which consent shall not require or result in the increase of the amount or rate of any obligation under any of the Assumed Contracts;
          (c) the Parties hereto shall have received 35 of the 41 third party lender consents described on Schedule 8.01(b) (the “Lender Consents”);
          (d) Seller and its Affiliates shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing Date; and
          (e) no fire, explosion, earthquake, disaster, accident, flood, drought, embargo, riot, civil disturbance, uprising, activity of the armed forces or act of God or public enemy or any other event or circumstance shall have occurred or been threatened that, individually or in the aggregate with others, has resulted in or would reasonably be expected to result in a Material Adverse Effect.
     Section 8.04 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by its or its Affiliates’ failure to act in good faith or to cooperate and use all commercially reasonable efforts to cause the Closing to occur as required by this Agreement.
     Section 8.05 Termination. Buyer and Seller may terminate this Agreement as provided below:
          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing has not occurred on or prior to the Outside Date, by reason of the failure of any condition set forth in Section 8.01 or Section 8.03 to have been satisfied; provided that the right of Buyer to terminate this Agreement under this Section 8.05(b) shall not be available if Buyer has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or prior to such time; and
          (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing has not occurred on or prior to the Outside Date, by reason of the failure of any condition set forth in Section 8.01 or Section 8.02 to have been satisfied; provided that the right of Seller to terminate this Agreement under this Section 8.05(c)

shall not be available if Seller has breached in any material respect its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or prior to such time.
     Section 8.06 Effect of Termination. If Buyer or Seller terminates this Agreement pursuant to Section 8.05, except as set forth in Section 3.05, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided that (a) nothing herein shall relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination and (b) the Confidentiality Agreement, Section 3.05, Section 8.05, Section 8.06 and Article X shall remain in full force and effect and survive any termination of this Agreement.
ARTICLE IX
SURVIVAL AND INDEMNIFICATION
     Section 9.01 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and thereafter (a) the representations and warranties contained in Sections 5.01, 5.02, 5.05, 5.07(a), 6.01, 6.02, and 6.05, shall not expire, (b) the representations and warranties contained in Sections 5.19, 5.20, 5.21 and 5.22 shall survive for the statute of limitations period applicable to the subject matter of such representations and warranties (including any extensions, tolling or waivers thereof) plus 60 days, (c) the balance of the representations and warranties contained in Article V shall survive for a period of eighteen (18) months after the Closing Date. The covenants and agreements shall not expire except that those covenants and agreements that by their terms are to be performed or complied with for a shorter period of time shall survive only until the expiration of such shorter time period. Any claim that has been asserted in accordance with Section 9.04 and that is pending on the date of the expiration of the applicable survival period set forth in the immediately preceding sentence may continue to be asserted and shall be indemnified against until fully and finally resolved.
     Section 9.02 Indemnification of Buyer. Seller and Parent shall, jointly and severally, indemnify, defend and hold Buyer and its Affiliates and each of their respective directors, officers, employees, agents, shareholders, members, managers equity holders, partners, attorneys and agents (collectively, the “Buyer Indemnified Parties”), harmless from and against (a) any and all Losses incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any breach or inaccuracy of any of the representations and warranties made by Seller, MR Holdings or Principal in this Agreement; (b) any failure of Seller or its Affiliates to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the agreements or instruments delivered by Seller or any of its Affiliates pursuant to this Agreement (other than the Management Agreement Amendments); (c) any Losses incurred by Buyer as a result of Seller, Parent or Principal experiencing a Bankruptcy Event, including but not limited to, Losses incurred as a result of a rejection of this Agreement by any court of competent jurisdiction as a result of a Bankruptcy Event or any third party claims alleging this Agreement constitutes a fraudulent conveyance under applicable Laws; (d) any and all Losses incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any Retained Liabilities; and (e) any-Pre-

Closing Taxes. Notwithstanding anything in this Agreement to the contrary, Principal shall have no obligation to indemnify any Buyer Indemnified Party pursuant to this Section 9.02 or otherwise unless Principal is found to have committed fraud.
     Section 9.03 Indemnification of Seller. Buyer shall indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, employees, agents, shareholders, members, managers equity holders, partners, attorneys and agents (collectively, the “Seller Indemnified Parties”) harmless from and against (a) any and all Losses incurred by any Seller Indemnified Party arising out of, resulting from or relating to any breach or non-fulfillment of any covenant or agreement made by Buyer under this Agreement; (b) any breach or inaccuracy in the representations and warranties of Buyer contained in this Agreement; (c) any Post-Closing Taxes; and (d) the ownership of the Purchased Assets from and after the Closing.
     Section 9.04 Procedure.
          (a) A Person seeking indemnification hereunder (an “Indemnified Party”) shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim and, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand and a good faith estimate of the amount of the claim, to the Person(s) from whom indemnification is sought hereunder (an “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in Section 9.01.
          (b) If the claim is not a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days after receipt of the Notice of Claim to notify the Indemnified Party in writing that it disputes such claim. If no such dispute is received by the Indemnified Party within thirty (30) calendar days after receipt of the Notice of Claim, the claim shall be deemed to be allowed.
          (c) If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party (a “Third Party”), the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after receiving notice from such third party (and in any event within fifteen (15) days after receiving notice from a Third Party); provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by a Third Party (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless that, the Indemnifying Party is prejudiced thereby. All notices given with respect to a Third Party Claim shall describe with reasonable specificity the Third Party Claim, the basis of the Third Party’s claim for indemnification and the amount of Losses (or a reasonable estimate thereof). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided that (i) the Third Party Claim solely seeks (and continues to solely seek) monetary damages (unless such Third Party Claims seeks equitable relief against any Person other than a Buyer Indemnified Party), and (ii) no conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense;

provided, however, that if (A) any of the conditions described in clauses (i)-(ii) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within a reasonable period of time based on the particular circumstances of the Third Party Claim (which in any event, shall not exceed ten (10) calendar days after receipt of the Notice of Claim), the Indemnified Party shall have the right, at its option, to assume and control defense of the matter at the expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Section 9.04(c), may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have a material adverse effect on the Indemnified Party or any business thereof. The Indemnified Party may not settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 9.04(c), without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Subject to attorney-client privilege and other confidentiality obligations, each of the Parties shall and shall cause their Affiliates (and their respective officers, directors, employees, consultants and agents) to, make available to the other(s) all relevant information in his or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof. The Indemnifying Party shall be subrogated to the rights and claims of the Indemnified Party, if any, with respect to any Losses paid by the Indemnifying Party under this Article IX.
          (d) For purposes of determining whether there has been an inaccuracy in, misrepresentation of or breach of, any representation or warranty contained in this Agreement, and for purposes of calculating any Losses resulting therefrom, the terms “material,” “materiality,” “material adverse effect” or similar qualifications contained in such representations and warranties shall be disregarded.
     Section 9.05 Payment. A claim for indemnification under this Article IX shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under Section 9.04(a); (b) entry of any final judgment or award rendered by a court of competent jurisdiction; (c) full execution of a settlement of a Third Party Claim executed by both the Indemnified Party and the Indemnifying Party or (d) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim. Subject to the limitations on indemnification set forth in this Article IX, the Indemnifying Party shall be required to pay all of the sums so owing in respect of such finally determined claim to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within ten (10) Business Days after such final determination; provided, however, that, on or prior to the second anniversary of the Closing Date, the Indemnity Holdback Amount shall be reduced by the amount of such claim in accordance with Section 3.02(b), and if the Indemnity Holdback Amount does not satisfy the full amount of such claim, Seller shall pay such difference to the applicable Buyer Indemnified Party.
     Section 9.06 Limitations on Indemnification.
          (a) Neither Seller, MR Holdings nor Parent shall be required to provide indemnification for claims made solely under Section 9.02(a) unless the Indemnified Party’s Losses for all such claim(s) shall exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate (the “Basket”) (at which point Seller, MR Holdings and Parent will be obligated to indemnify the Indemnified Party’s Losses from the first dollar; provided, however, that neither Seller, MR Holdings nor Parent will have an obligation to indemnify the Indemnified Party for Losses with respect to individual Losses of less than Five Thousand Dollars ($5,000.00) (the “Threshold”) unless more than one Indemnified Party’s Losses, each less than the Threshold, arises from the same or similar facts or circumstances and such Indemnified Party’s Losses collectively exceed the Threshold, in which case, all such Indemnified Party’s Losses shall be indemnified by Seller, MR Holdings and Parent pursuant to the terms herein. In no event shall Seller’s, MR Holdings’ and Parent’s aggregate liability with respect to all claims of indemnification made solely under Section 9.02(a) exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) in the aggregate (the “Cap”). Notwithstanding the foregoing, the Parties hereto acknowledge and agree that any Losses arising out of, resulting from or relating to any inaccuracy in, misrepresentation of, or breach of the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.05, 5.07(a), 5.14(b), and 5.22 shall not be subject to the limitations set forth in this Section 9.06. Notwithstanding anything in this Agreement to the contrary, the limitations set forth herein shall not apply in the event that Seller, MR Holdings, Parent or Principal is found to have committed fraud or intentional misrepresentation. Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any right to indemnification under this Article IX with respect to any Losses or alleged Losses if such matter was determined as part of the proration adjustment procedures set forth in Section 3.03.
          (b) Buyer shall not be required to provide indemnification for claims made solely under Section 9.03(b) unless the Indemnified Party’s Losses for all such claim(s) shall exceed in the aggregate the Basket (at which point Buyer will be obligated to indemnify the Indemnified Party’s Losses from the first dollar; provided, however, that Buyer will not have an obligation to indemnify the Indemnified Party for Losses with respect to individual Losses of less than the Threshold unless more than one Indemnified Party’s Losses, each less than the Threshold, arises from the same or similar facts or circumstances and such Indemnified Party’s Losses collectively exceed the Threshold, in which case, all such Indemnified Party’s Losses shall be indemnified by Buyer pursuant to the terms herein. In no event shall Buyer’s aggregate liability with respect to all claims of indemnification made solely under Section 9.03(b) exceed the Cap. Notwithstanding the foregoing, the Parties hereto acknowledge and agree that any Losses arising out of, resulting from or relating to any inaccuracy in, misrepresentation of, or breach of the representations and warranties contained in Sections 6.01, 6.02, 6.04 and 6.05 shall not be subject to the limitations set forth in this Section 9.06. Notwithstanding anything in this

Agreement to the contrary, the limitations set forth herein shall not apply in the event that Buyer is found to have committed fraud or intentional misrepresentation.
     Section 9.07 Reductions for Insurance Proceeds and Other Recoveries. The amount of Losses that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article IX shall be reduced by any (a) insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnified Party, in respect of the related Losses, less any reasonable expenses incurred by the Indemnified Party to obtain such insurance or other proceeds and less any increase in premiums for insurance related to such Loss and (b) Tax benefits actually received by any Indemnified Party arising from the deductibility of any such Losses net of any Tax costs actually suffered by such party as a result of the receipt of any payments pursuant to this Article IX (collectively, “Recoverable Proceeds”). The existence of a claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Losses shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for the insurance proceeds or against such third party, and thereafter, the Indemnified Party shall refund all Recoverable Proceeds to the Indemnifying Party promptly upon receipt. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Losses and later receives insurance proceeds or other amounts in respect of such Losses, then such Indemnified Party shall hold such insurance proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Losses (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties of such insurance proceeds)).
     Section 9.08 Limits on Punitive Damages. Notwithstanding any other terms in this Agreement, except in the case of a Third Party Claim or claims for fraud or intentional misrepresentation or knowing and intentional breach of this Agreement; provided, however, that any negligent breach, inadvertent breach or immaterial breach hereunder shall not deemed to be a knowing and intentional breach for purposes of this Section 9.08. Losses shall not include special, incidental, indirect, consequential, punitive or exemplary damages or claims for diminution of value, including consequential damages resulting from business interruption, lost Tax or income Tax benefits, increased insurance premiums or lost profits or other Losses based upon any multiplier of Seller’s earnings, including earnings before interest, depreciation or amortization or any other metric.
     Section 9.09 Sole and Exclusive Remedy. The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties for any and all Losses arising out of, relating to, or resulting from, any breach of any of the representations, warranties, covenants and agreements contained in this Agreement, any other Transaction Document, or otherwise relating to the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that nothing herein is intended to waive or otherwise limit any claims for Losses arising out of, relating to, or resulting from fraud or intentional misrepresentation.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonable necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     Section 10.02 Expenses. Each of the Parties shall bear its expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 10.03 No Assignment; Successors and Assigns. The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement; provided that Buyer may assign its rights under this Agreement to a wholly-owned Subsidiary of Buyer, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence and, except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     Section 10.04 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.
     Section 10.05 Entire Agreement, Integration, Modification and Waiver. This Agreement (including all Exhibits and Schedules attached hereto which are hereby incorporated herein and made a part of this Agreement as if set forth in full herein), together with the other Transaction Documents and the certificates or other instruments delivered hereunder or thereunder, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.
     Section 10.06 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Terms defined in the singular shall include the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
     Section 10.07 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.
     Section 10.08 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person (including employees or contractors of Seller) other than the Parties, their respective successors and permitted assigns, each of the Buyer Indemnified Parties under Section 9.02 and Seller Indemnified Parties under Section 9.03.
     Section 10.09 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or three (3) Business Days after having been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, or nationally-recognized overnight courier, to the appropriate Party at the address or facsimile number specified below:
     If to MR Holdings, Seller, Parent, Principal to:
c/o Forward Capital, LLC
10467 White Granite Drive, Suite 300
Oakton, VA 22124
Attention: Christopher Finlay
with a copy (which shall not constitute notice) to:
Jenner & Block LLP
353 N. Clark Street
Chicago, IL 60654
Attention: Edward G. Quinlisk and Steven R. Meier

     If to Buyer, to:
c/o Grubb & Ellis Realty Investors, LLC
1606 Santa Rosa Rd., Suite 109, Richmond, VA 23229
Attention: Jeffrey A. Gregor, Esq.
     with a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-8219
Attention: Daniel M. LeBey, Esq.
     Any Party may change its address for the purposes of this Section 10.09 by giving notice as provided in this Agreement.
     Section 10.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Virginia without regard to principles of conflicts of Law.
     Section 10.11 Forum Selection; Consent to Service of Process; Waiver of Jury Trial. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of any state court sitting in Alexandria, Virginia or any federal court sitting in the Eastern District of Virginia in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined only in any such court, (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Seller agrees to cause Seller Indemnified Parties, and Buyer agrees to cause Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Party was a Party to this Agreement. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS INDEMNIFIED PARTIES TO IRREVOCABLY WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
     Section 10.12 Maintenance of and Access to Records. Buyer and Seller agree that they shall preserve the records held by each of them relating to the Business for a period of seven (7) years commencing on the Closing Date. Buyer and Seller agree that each shall make such records and personnel available to the other as may be reasonably required in connection with, among other things, any insurance claims by, legal proceedings against (other than legal proceedings by MR Holdings against Buyer or Seller or vice versa) or governmental investigations involving any Party or in order to enable any Party to comply with their respective obligations under this Agreement and the other Transaction Documents; provided that to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney-client, work product or other privilege with respect thereto, the Parties shall take all commercially reasonable action to prevent a waiver of any such privilege, including entering into an appropriate joint defense agreement in connection with affording access to such information.

The access provided pursuant to this Section 10.12 shall be subject to such additional confidentiality provisions as the disclosing Party may reasonably deem necessary. If any Party wishes to destroy (or permit to be destroyed) such records prior to the end of the seven-year period described above, such Party shall first give 90 days prior written notice to the other and such other Party will have the right at its option and expense, upon prior written notice given to such Party within that 90 day period, to take possession of the records within 180 days after the date of such notice.
     Section 10.13 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but all of which together constitute one and the same instrument.
     Section 10.14 Specific Performance. Seller, Parent and MR Holdings, on the one hand, and Buyer, on the other hand, acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties hereto and that the other Parties hereto will not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including Seller’s obligation to sell the Purchased Assets to Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
[Signatures on the following page.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUYER: MR PROPERTY MANAGEMENT, LLC
By: Grubb & Ellis Apartment REIT Holdings, L.P., its sole member

By: Grubb & Ellis Apartment REIT, Inc., its general partner

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

PARENT(solely for purposes of Article IX): FORWARD CAPITAL, LLC
By:	/s/ Christopher C. Finlay
Name:	Christopher C. Finlay
Title:	Manager

MR HOLDINGS: MR HOLDINGS, LLC
By:	/s/ Christopher C. Finlay
Name:	Christopher C. Finlay
Title:	Manager

SELLER: MISSION RESIDENTIAL MANAGEMENT, LLC
By:	/s/ Christopher C. Finlay
Name:	Christopher C. Finlay
Title:	Manager

PRINCIPAL (solely for purposes Article V):
/s/ Christopher C. Finlay
Christopher C. Finlay

[Asset Purchase Agreement]